Exhibit 10 (ab)

OPERATING AGREEMENT OF

TAUBMAN LAND ASSOCIATES LLC

a Delaware limited liability company

OPERATING AGREEMENT OF

TAUBMAN LAND ASSOCIATES LLC

TABLE OF CONTENTS

ARTICLE I ORGANIZATION

1.1 Formation

1.2 Name

1.3 Purposes and Powers

1.4 Term

1.5 Principal Place of Business; Agent For Service of Process

1.6 Filing of Certificates

1.7 Nature of Membership Interests

1.8 Liability of Members

1.9 Taxation as a Partnership

1.10 Representations, Warranties, and Covenants

1.11 Authority and Liability of Members

ARTICLE II DEFINITIONS

ARTICLE III CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

3.1 Members’ Capital Accounts

3.2 Percentage Interests

3.3 Capital Contributions

3.4 Additional Funds; Anticipated Financing

3.5 Restrictions Relating to Capital

ARTICLE IV ALLOCATIONS OF PROFIT AND LOSS AND DISTRIBUTION OF AVAILABLE CASH

4.1 Members’ Shares of Profits

4.2 Members’ Shares of Losses

4.3 Special Allocations

4.4 Allocation for Federal Income Tax Purposes

4.5 Distributions of Available Cash

4.6 Bank Acounts

4.7 Books of Account and Reports

4.8 Tax Returns and Audits

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4.9 Company Fiscal Year

ARTICLE V MANAGEMENT; EXECUTION OF LEGAL INSTRUMENTS; OTHER VENTURES

5.1 Management; Authority of the Managing Member; Limitations on Authority

5.2 Response of the Members

5.3 Compensation of Members and Affiliates

5.4 Authority for Execution of Instruments

5.5 Management Agreement

5.6 Indemnification of the Members; Limit on Liability

5.7 Bank Accounts

5.8 Activities and Competing Ventures of the Members and Affiliates

5.9 Tax Matters Member

5.10 Specific Provisions Relating to Real Estate Investment Trust Status

ARTICLE VI TRANSFERS OF MEMBERSHIP INTERESTS

6.1 General Restrictions on Dispositions

6.2 Subsitution of Members

6.3 Intentionally Omitted

6.4 Right of First Refusal

6.5 Buy-Sell

6.6 Sale of the Property

6.7 Closings

6.8 Pledge of Membership Interests

ARTICLE VII DISABLING EVENT IN RESPECT OF A MEMBER; SUCCESSION OF INTERESTS

7.1 Disabling Event in Respect of a Member

7.2 Single Respresentative to Act on Behalf of Successors

7.3 Succession by Individuals to Membership Interests of Members

7.4 References to "Member" and "Members" in the Event of Successors

7.5 Waiver of Dissolution if Transfer is in full Compliance with Agreement; Negation of Right to Dissolve Except as Herein Provided; No Withdrawal

7.6 Determination of Fair Market Value of Membership Interests

ARTICLE VIII WINDING UP, LIQUIDATION, AND TERMINATION OF THE COMPANY

8.1 Liquidation of the Assets of the Company and Disposition of the Proceeds Thereof

8.2 Cancellation of Certificates

ARTICLE IX MISCELLANEOUS

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9.1 Exculpation

9.2 Notices

9.3 Applicable Law

9.4 Word Meanings; Gender

9.5 Section Titles

9.6 Entire Agreement

9.7 Waiver

9.8 Separability of Provisions

9.9 Binding Agreement

9.10 Equitable Remedies

9.11 Partition

9.12 Amendment

9.13 No Third Party Rights Created Hereby

9.14 Liability of Members

9.15 Additional Acts and Instruments

9.16 Organization Expenses

9.17 Agreement in Counterparts

9.18 Attorneys-in-Fact

9.19 Consents, Approval, Etc.

Exhibit A Property Description
Exhibit B Members of Taubman

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OPERATING AGREEMENT OF

TAUBMAN LAND ASSOCIATES LLC

a Delaware limited liability company

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into effective as of October 20, 2006, by and between TRG SUNVALLEY LLC, a Delaware limited liability company (“TRG LLC”), and TILC-SV, LLC, a Michigan limited liability company (“Taubman”) (individually a “Member” and together the “Members”).

ARTICLE I
ORGANIZATION

1.1  Formation. The Company was formed pursuant to the applicable laws of the State of Delaware including the Delaware Limited Liability Company Act as in effect in the State of Delaware, as the same may be amended from time to time (all of such laws being hereinafter referred to as the “Limited Liability Company Law”), by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware on October 5, 2006. The Company shall continue upon the terms and conditions herein set forth.

1.2  Name. The name of the Company is “Taubman Land Associates LLC.” The Company may also conduct its business under one or more assumed names if so authorized by the Members.

1.3  Purposes and Powers. The Company has been organized pursuant to the Limited Liability Company Law and in accordance with this Agreement solely in order to (i) acquire, hold, own, develop, improve, lease, finance, refinance, sell, transfer, exchange, and encumber the fee simple interest in that certain property consisting of approximately sixty-eight (68) acres located in Concord, California, which has been ground leased in part to SunValley Shopping Center LLC, as successor-in-interest, by various assignments, of Del E. Webb Corporation, an Arizona corporation, and ground leased in part to Sears, Roebuck and Co., and which has been developed as a regional retail shopping center known as “SunValley Shopping Center” (as more particularly described on Exhibit A hereto, the “Property”), and any other property that the Company shall acquire, directly or indirectly, that is related to the Property, and (ii) engage in any other activities in respect of any Company assets as the Members shall determine in accordance with the Limited Liability Company Law or as otherwise set forth in this Agreement. The Company shall have all such powers as are necessary or appropriate to carry out its purposes as described in this Section 1.3. Except as expressly and specifically provided in this Agreement, no Member shall have any authority to act for, bind, commit, or assume any obligation or responsibility on behalf of the Company, its properties, or the other Member.

1.4  Term. The term of the Company commenced on the date of the initial filing of the Certificate of Formation of the Company and shall end, and the Company shall dissolve, on the first to occur of (i) the occurrence of any event which would, under the Limited Liability Company Law (notwithstanding the provisions of this Agreement) or under the terms of this Agreement, result in the dissolution of the Company; provided, however, that the term of the Company shall not end upon the occurrence of such an event if the Company is reconstituted or otherwise continues as provided in this Agreement, (ii) cessation of the business of the Company in the ordinary course, or (iii) the determination by the Members to dissolve the Company. No Member shall have the unilateral right to terminate and dissolve the Company prior to the end of its term as provided in this Section 1.4.

1.5  Principal Place of Business; Agent For Service of Process. The principal office of the Company shall be located at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304, and/or such other address(es) as may be designated from time to time by the Managing Member with written notice thereof to the Non-Managing Member. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other Person and address as shall be designated by the Managing Member, with written notice to the Non-Managing Member.

1.6  Filing of Certificates. The Members hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate of Formation of the Company and applications to qualify as a foreign limited liability company, and to do such other acts as the Managing Member deems appropriate to comply with all legal requirements necessary for the formation, continuation, and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware, the State of California, and any other jurisdiction in which the Company may own property or conduct business.

1.7  Nature of Membership Interests. Membership Interests in the Company shall be personal property for all purposes. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity. No Member, individually, shall have ownership of such property.

1.8  Liability of Members. Unless otherwise provided by law or expressly assumed in writing, a Person who is a Member shall not be liable for the acts, debts or liabilities of the Company.

1.9  Taxation as a Partnership. The Members intend that the Company shall be taxed as a partnership, pursuant to Subchapter K of the Code, for federal, state, and local income tax purposes, and agree to report all Company items of income, gain, loss, deduction and credit in accordance with that Subchapter.

1.10 Representations, Warranties, and Covenants.

(a) TRG LLC hereby represents and warrants to Taubman as follows:
(i) TRG LLC is a Delaware limited liability company, duly formed, validly  existing and in good standing under the laws of the State of Delaware.

(ii) This Agreement has been duly authorized, validly executed, and  constitutes the binding obligation of and is enforceable against TRG LLC in  accordance with its terms. TRG LLC has full power, authority, and capacity to enter  into this Agreement and to carry out its obligations as described in this Agreement.

(iii) No litigation or proceedings, including, without limitation arbitration  proceedings, are pending or, to the best knowledge of TRG LLC, threatened against  TRG LLC or any of its Affiliates which, if adversely determined, could individually or in the aggregate have  an adverse effect on the consummation and the performance of this Agreement by  TRG LLC.

(iv) TRG LLC is not a "foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980. as amended.

(v) TRG LLC is wholly owned by TRG.

(b) Taubman hereby represents, warrants, and covenants to TRG LLC as follows:

(i) Taubman is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(ii) This Agreement has been duly authorized, validly executed, and constitutes the binding obligation of and is enforceable against Taubman in accordance with its terms. Taubman has full power, authority, and capacity to enter into this Agreement, and to carry out its obligations as described in this Agreement.

(iii) No litigation or proceedings, including, without limitation arbitration proceedings, are pending or, to the best knowledge of Taubman, threatened against Taubman or any of its Affiliates which, if adversely determined, could individually or in the aggregate have an adverse effect on the consummation and the performance of this Agreement by Taubman.

(iv) Taubman is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended.

(v) The current members of Taubman are identified on Exhibit B attached hereto.

(c) The representations, warranties, and covenant in this Section 1.10 shall survive the formation and the termination of the Company.

Section1.11  Authority and Liability of Members. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit, or assume any obligation or responsibility on behalf of the Company, its properties, or the other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of the other Member, nor shall the Company be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member.

ARTICLE II
DEFINITIONS

“Accountant” is defined in Section 4.8 hereof.

“Adjustments” is defined in Section 7.6 hereof.

“Adjustment Notice” is defined in Section 7.6 hereof.

“Affiliate” means (i) with respect to any individual, any member of such individual’s Immediate Family and/or a Family Trust with respect to such individual, and any entity in which such individual and/or his Affiliate(s) own, directly or indirectly, twenty-five percent (25%) or more of any class of Equity Security or of the aggregate Beneficial Interest of all beneficial owners, or in which such individual or his Affiliate is a managing general partner or a managing member, or which is Controlled By such individual and/or his Affiliates, directly or indirectly; and (ii) with respect to any Person (other than an individual), any Person (other than an individual) which Controls, is Controlled By, or is Under Common Control With, such Person, and any individual who is a general partner, or managing member, or who directly or indirectly Controls such Person.

“Agreement” is defined in the Preamble hereto.

“Auditor” is defined in Section 4.8 hereof.

"Available Cash" means the excess of the Company's cash and cash equivalents over the amount of cash needed by the Company, as reasonably determined by the Managing Member, to (1) service its debts and obligations to Third Parties, (2) service its debts and obligations to the Members and their Affiliates as provided in this Agreement, (3) maintain adequate capital and reserves for, by way of example and not limitation, working capital and reasonably foreseeable needs of the Company, and (3) conduct its business and carry out its purposes.

"Bankruptcy" as to any Person means (i) applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, liquidator, or the like of itself or of all or a substantial portion of its assets, (ii) admitting in writing its inability, or being generally unable or deemed unable under any applicable law, to pay its debts as such debts become due, (iii) convening a meeting of creditors for the purpose of consummating an out-of-court arrangement, or entering into a composition, extension, or similar arrangement, with creditors in respect of all or a substantial portion of its debts, (iv) making a general assignment for the benefit of its creditors, (v) placing itself or allowing itself to be placed, voluntarily or involuntarily, under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) taking any action for the purpose of effecting any of the foregoing, or (vii) if a proceeding or case shall be commenced against such Person in any court of competent jurisdiction, seeking (a) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debts, of such Person, (b) the appointment of a trustee, receiver, custodian, administrator, liquidator, or the like of such Person or of all or a substantial portion of such Person's assets, or (c) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed or unstayed for a period of ninety (90) Days, or an order, judgment, or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) Days, or an order for relief or other legal instrument of similar effect against such Person shall be entered in an involuntary case under such law and shall continue unstayed for a period of sixty (60) Days.

“Beneficial Interest” means an interest, whether as partner, joint venturer, member, stockholder, cestui que trust, beneficiary of a trust, or otherwise, a contract right or a legal or equitable position under or by which the possessor participates in the economic or other results of the business organization to which such interest, contract right, or position relates.

“Best Efforts” means that the obligated party shall make a diligent, commercially reasonable, and good faith effort to accomplish the applicable objective. Such obligation, however, does not require the expenditure of funds or the incurrence of any liability on the part of the obligated party, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment or normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

“Book Value” is defined in Section 3.1(e) hereof.

“Business Day” means any day except a Saturday, a Sunday, or a legal holiday in San Francisco, California, and on which commercial banks are open for business in San Francisco, California.

“Buyer” is defined in Section 6.4(a) hereof.

“Buy-Sell Offer” is defined in Section 6.5(a) hereof.

“Capital Account” is defined in Section 3.1 hereof.

“Capital Contribution” means the initial amount of cash or the net fair market value of property contributed to the capital of the Company by a Member, increased by any additional contributions of cash or the net fair market value of property made to the capital of the Company by such Member in accordance with the provisions of this Agreement. Any reference to the Capital Contribution of a Member shall include the Capital Contributions made by a predecessor-in-interest of such Member.

"Change of Control Event" means (i) any loss of the right of A. Alfred Taubman, any member of his Immediate Family, any heir of the foregoing, any trust for the benefit of the foregoing and any partnership or limited liability company or corporation Controlled By some or all of the foregoing (for any reason other than a voluntary sale of shares of Taubman Centers, Inc. by one (1) or more of the foregoing Persons) to nominate at least three (3) members of the Board of Directors, or (ii) the acquisition by any person or group or persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934. as amended, other than A. Alfred Taubman, any members of his Immediate Family, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation, or any partnership, limited liability company or corporation owned or Controlled By some or all of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of forty percent (40%) or more of the outstanding voting capital stock of Taubman Centers, Inc.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of succeeding law).

“Communication” and “Communications” are defined in Section 9.2(a) hereof.

“Company” means Taubman Land Associates LLC, a Delaware limited liability company.

“Contribution Notice” is defined in Section 3.4(d) hereof.

“Control” means (and its correlative terms “Controlled By” and “Under Common Control With”) with respect to any corporation, partnership, limited liability company, trust, or other business organization, possession, directly or indirectly, by the applicable individual or individuals, entity or entities, of the power to direct or cause the direction of the management and policies thereof, whether through the ownership of voting securities, by contract, or otherwise.

“Day” or “Days” means each calendar day, including Saturdays, Sundays, and legal holidays; provided, however, that if the Day on which a period of time for consent or approval or other action ends is not a Business Day, such period shall end on the next Business Day.

“Defaulting Member” is defined in Section 3.4(e) hereof.

“Deficit Member” is defined in Section 3.4(b) hereof.

“Depreciation” means for each Fiscal Year of the Company or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Managing Member.

“Disabled Member” is defined in Section 7.1(a)(ii) hereof.

“Disabling Event” is defined in Section 7.1(a)(i) hereof.

“Equity Security” has the meaning ascribed to it in the Securities Exchange Act of 1934, as amended to the date hereof, and the rules and regulations thereunder (and any successor laws, rules, and regulations of similar import).

“Event of Withdrawal” is defined in Section 7.1(a)(iv) hereof.

“Excess Member” is defined in Section 3.4(b) hereof.

“Exercise Notice” is defined in Section 6.4(a) hereof.

“Exercise Period” is defined in Section 6.4(a) hereof.

“Excess Payment” is defined in Section 3.4(b) hereof.

“Family Trust” means, with respect to any individual, a trust for the benefit of such individual or for the benefit of any member or members of such individual’s Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one or more of the beneficiaries (but not the sole beneficiary) of the trust includes a Person or Persons, other than a member of such individual’s Immediate Family, entitled to a distribution after the death of the settlor if he, she, it, or they shall have survived the settlor of such trust, which distribution is to be made of something other than a Membership Interest, directly or indirectly, in the Company and/or includes an organization or organizations exempt from federal income tax pursuant to the provisions of Sections 501(a) of the Code and described in Section 501(c)(3) of the Code shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust the trustee or trustees shall be solely such individual, a member or members of such individual’s Immediate Family, a responsible financial institution, an attorney that is a member of the Bar of any State in the United States, or an individual or individuals approved by that Member or those Members then holding an aggregate Percentage Interest of at least eighty percent (80%).

“Fiscal Year” means (i) the period commencing on the effective date of this Agreement and ending on the following December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of any period described in clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction pursuant to Article IV of this Agreement.

“Gross Income” means the income of the Company and the net gain from sales of Company property before deduction of items of expense or deduction.

“Guarantor” is defined in Section 3.4(b) hereof.

“Immediate Family” means with respect to any individual such individual’s spouse (past or then current), descendants (natural or adoptive), grandparents, parents, siblings of the whole or half blood, and descendants of parents of such individual’s spouse (past or then current).

“Initiating Member” is defined in Section 6.5(a) hereof.

“Limited Liability Company Law” is defined in Section 1.1 hereof.

“Liquidator” is defined in Section 8.1(a) hereof.

“Losses” means the losses of the Company as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including any separately stated items under Code Section 702(a).

“Major Decision” is defined in Section 5.1(c) hereof.

“Management Agreement” is defined in Section 5.5 hereof.

“Managing Member” is defined in Section 5.1(a) hereof.

“Member” and “Members” are defined in the Preamble hereto.

“Membership Interest” as to each Member means all of the rights of a Member in the Company and shall include, but not be limited to, a Member’s (i) right to inspect the Company’s books and records, (ii) right to participate in the management and affairs of, and vote on matters presented to, the Company, and (iii) right to share in allocations of Profits and Losses and distributions of Available Cash, all as and to the extent provided in this Agreement.

“Member Nonrecourse Debt Minimum Gain” is defined in Section 4.3(d) hereof.

“Minimum Gain” means an amount determined in accordance with Regulations Section 1.704-2(b)(2), by computing with respect to each nonrecourse liability (as defined in Regulations Section 1.704-2(b)(3)) of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if (in a taxable transaction) it disposed of property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

“Net Value” is defined in Section 7.6 hereof.

“Non-Defaulting Member” is defined in Section 3.4(e) hereof.

“Non-Initiating Member” is defined in Section 6.5(a) hereof.

“Non-Managing Member” means the Member that is not the Managing Member.

“Non-Pledging Member” is defined in Section 6.8(iii) hereof.

“Non-Triggering Member” is defined in Section 6.6(a) hereof.

“Offer” is defined in Section 6.4(a) hereof.

“Ownership Requirement” is defined in Section 1.10(b)(vi) hereof.

“Percentage Interest” is defined in Section 3.2 hereof.

"Person" means an individual, a partnership (general or limited), limited liability company, corporation, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos and testamentary), an estate of a deceased, insane, or incompetent Person, a quasi-governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.

"Pledge" means any pledge, encumbrance, hypothecation, or other assignment of a Membership Interest or any proceeds thereof as collateral for a loan to or for the benefit of the Member whose Membership Interest or the proceeds thereof has been pledged.

“Pledge Documents” is defined in Section 6.8(iii) hereof.

“Pledgee” is defined in Section 6.8(a)(i) hereof.

“Pledgee Rights” means any of a Pledgee’s rights under a loan or pledge agreement, including, without limitation, foreclosure, a transfer in lieu of foreclosure, or sale pursuant to the applicable commercial code.

“Pledging Member” is defined in Section 6.8 hereof.

“Prime” shall mean that rate of interest equal to the prime rate of interest published from time to time by the Company’s principal bank, or if such bank ceases to announce such a rate, the average of the prime rates prevailing from time to time at the two (2) national banks in the State of California having the largest deposits for the calendar quarter immediately preceding the date that the prime rate is to be determined.

“Profits” means the income of the Company as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including any separately stated items under Code Section 702(a).

“Property” is defined in Section 1.3 hereof.

“Regulations” means the permanent and temporary regulations of the United State’s Department of the Treasury under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” is defined in Section 4.3(h) hereof.

“REIT” means a real estate investment trust.

“REIT Member” is defined in Section 5.10 hereof.

“Required Funds” is defined in Section 3.4(b) hereof.

“Return” means a variable return, recalculated and compounded monthly, equal to Prime plus one percent (1%).

“Sale Offer” is defined in Section 6.6(a) hereof.

“Sale Price” is defined in Section 6.6(a) hereof.

“Seller” is defined in Section 6.4(a) hereof.

“Subject Interest” is defined in Section 6.4(a) hereof.

“Successor” is defined in Section 7.1(a)(iii) hereof.

“Taubman” is defined in the Preamble to this Agreement.

“Tax Matters Member” is defined in Section 5.9(a) hereof.

"Third Party" or "Third Parties" means one (1) or more Persons who are neither Members nor Affiliates of a Member.

“Total Price” is defined in Section 6.5(a) hereof.

“Transfer” means any assignment, sale, transfer, conveyance, encumbrance, Pledge, granting of an option or proxy, or other disposition or act of alienation.

“TRG” means The Taubman Realty Group Limited Partnership, a Delaware limited partnership.

“TRG Excess Contributions” is defined in Section 3.4(c) hereof.

“TRG LLC” is defined in the Preamble to this Agreement.

“Triggering Member” is defined in Section 6.6(a) hereof.

“Trigger Notice” is defined in Section 6.6(a) hereof.

“TTC” means The Taubman Company LLC, a Delaware limited liability company.

“Valuation Date” is defined in Section 7.6 hereof.

ARTICLE III
CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

3.1  Members’ Capital Accounts. The Company shall establish and maintain a separate capital account (“Capital Account”) for each Member, in accordance with the following provisions:

(a)  To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Article IV hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)  To each Member’s Capital Account there shall be debited an amount of cash and the agreed-upon fair market value of any property distributed to such Member pursuant to any provisions of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Article IV hereof, and the amount of any liabilities of such Member that the Company assumes or takes subject to that have not been taken into account in determining the amount of such Member’s Capital Contributions.

(c)  Except as provided in this Agreement with respect to the Return, no interest or other fixed return shall accrue or be paid on any Capital Contributions.
(d)  It is intended that Capital Accounts be maintained in accordance with the provisions of Regulations Section 1.704-1(b) and shall be interpreted and applied as provided in the Regulations. In the event that the Managing Member reasonably determines that the manner in which the Capital Accounts, or any debits or credits thereto, are maintained or computed under the Regulations should be further reflected in an amendment hereto, the Members shall enter into an appropriate amendment to this Agreement.

(e)  In the event that the Book Values of Company assets are adjusted as described below in this Section 3.1(e), the Capital Accounts of the Members shall be adjusted simultaneously to reflect the aggregate net adjustments as if the Company recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment. For the purpose of this Agreement, the term “Book Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except:

(i)  the initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset;

(ii)  the Book Value of all Company assets may be adjusted, as determined by the Members to be necessary or appropriate to reflect the relative economic interests of the Members, to equal their respective gross fair market values as of the following times: (1) the acquisition from the Company, in exchange for more than a de minimis capital contribution, of a Membership Interest by an additional member or of an additional Membership Interest by an existing Member; (2) the distribution by the Company to a Member of more than a de minimis amount of Company property (including money) as consideration for an interest in the Company; and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iii)  if the Book Value of an asset has been determined or adjusted as provided in paragraphs (i) or (ii) above, the Book Value of such asset shall thereafter be adjusted by the Depreciation (as defined below) taken into account with respect to such asset for purposes of computing Profits and Losses; and

(iv)  the Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

In the event that any provision of this Section 3.1 or Section 3.3 hereof requires the determination of the fair market value of any asset, such fair market value shall be as determined by the mutual agreement of the Members provided that (x) such value is reasonably agreed to by the Members in arm’s-length negotiations and (y) the Members have sufficiently adverse interests as provided in Regulations Section 1.704-1(b)(2)(iv)(h). In the event that the requirements of clauses (x) and (y) of this Section 3.1(e) are not met, then the fair market value shall be determined by an appraiser selected by the Members, and the cost of such appraisal shall be an expense of the Company.

3.2  Percentage Interests. For the purpose of this Agreement, the term “Percentage Interest” means with respect to each Member, fifty percent (50%), as the same may be adjusted pursuant to Section 3.4 (e) hereof.

3.3  Capital Contributions. To acquire the fee interest in the Property, the Members will each contribute funds in an amount equal to fifty percent (50%) of the purchase price and the anticipated immediate working capital needs of the Company.

3.4  Additional Funds; Anticipated Financing.

(a)  In order to carry on the business of the Company, the Members acknowledge that funds may be required in addition to the Capital Contributions reflected in Section 3.3 hereof. All such additional funds shall be obtained as provided in this Section 3.4.

(b) It is the intent of the Members to obtain, and the Managing Member shall use its Best Efforts to obtain, all funds required to pay for costs, expenses, and fees of the Company (the "Required Funds") from the proceeds of loans from Third Parties, pursuant to such terms, provisions, and conditions and in such manner (including the engagement of brokers and/or investment bankers to assist in providing such financing) as the Managing Member shall determine. The Managing Member shall seek to obtain Company financing on a basis that is without recourse to the Members. Such financing may be secured by a mortgage or mortgages on all or any portion of the Property and/or the Company’s interest therein. In the event that a Member or its Affiliate (a "Guarantor") is required to make any payment under any guaranty or indemnity executed by such Guarantor in connection with any Company financing, then in such event, (i) if each Member, or its Affiliate, is a Guarantor and if such payments are made by all

Guarantors and are in the same ratio as the respective Percentage Interests of their affiliated Members, such payments shall be treated as additional Capital Contributions by the Members and shall be credited to their respective Capital Accounts, and (ii) if any Member, or its Affiliate, who is a Guarantor makes a payment that is greater than its pro rata share of the aggregate amount of the total payments made by both Members (or their Affiliates) under, or in respect of, such guaranty or indemnity based upon its (or its affiliated Member’s) Percentage Interest (the Member affiliated with such paying Guarantor being referred to herein as the "Excess Member", and the amount of the disproportionate payment, the "Excess Payment") and within ten (10) Days after receipt of notice from the Excess Member, the Member (or its Affiliate) that has made a payment that is less than (including making no payment at all) such Member’s pro rata share of such total payment based on its Percentage Interest (the "Deficit Member") has not paid the Excess Member an amount (up to the Deficit Member’s pro rata share) equal to the Excess Payment, the Excess Payments shall be treated as an additional Capital Contribution by the Excess Member and shall be credited to its Capital Account, and the Excess Member, as its sole remedy, shall have the right to dilute the Percentage Interest of the Deficit Member in accordance with Section 3.4(e) hereof. If a Deficit Member pays the Excess Member an amount equal to the Excess Payment within the prescribed ten (10) Day period, then the total payments made by the Excess Member under the guaranty or indemnity (excluding an amount equal to the reimbursed Excess Payment), and the total payments made by the Deficit Member under such guaranty or indemnity as well as any Excess Payment made by the Deficit Member to the Excess Member, shall be treated as an additional Capital Contribution by the paying Member and shall be credited to its Capital Account. Each Member hereby waives any and all rights it may have against the Company to recover any payment made by such Member (or its Affiliate) as a Guarantor.

(c)  To the extent Required Funds are not available from Third Parties as provided in Section 3.4(b) hereof, the Managing Member may elect to contribute the Required Funds to the capital of the Company. All funds ("TRG Excess Contributions”) contributed to the capital of the Company by the Managing Member pursuant to this Section 3.4(c) shall bear the Return from and after the date of contribution to the Company until distributed in full to the Managing Member pursuant to this Agreement.

(d)  To the extent Required Funds are not available from Third Parties as provided in Section 3.4(b) hereof, and the Managing Member elects not to contribute the Required Funds to the capital of the Company pursuant to Section 3.4(c) hereof, upon the request of the Managing Member, the Members shall contribute all such Required Funds to the capital of the Company in proportion to their respective Percentage Interests. The Managing Member shall make any such request by written notice (a "Contribution Notice") to the Members, identifying the amount of the Required Funds, each Member’s share of the Required Funds, and the date on which the Required Funds are to be contributed, which date shall be not less than thirty (30) Days after the date of the Contribution Notice.

(e)  In the event that any Member (a "Defaulting Member”) fails to contribute timely its proportionate share determined in accordance with its Percentage Interest, of any Required Funds pursuant to Section 3.4(d) hereof or reimburse timely an Excess Member pursuant to Section 3.4(b) hereof, the other Member (the "Non-Defaulting Member") may give the Defaulting Member written notice of such default. The Defaulting Member shall then have ten (10) Business Days after receipt of such notice to cure its default. If the Defaulting Member fails to cure its default within such ten (10) Business Day period, such default shall constitute an event of default whereupon the Non-Defaulting Member, as its sole and exclusive remedy, may reduce the Defaulting Member’s Percentage Interest to a percentage equal to the ratio (expressed as a percentage) that the Defaulting Member’s total contributions to the capital of the Company

(excluding TRG Excess Contributions, if any) bears to the total contributions of both Members to the capital of the Company (excluding TRG Excess Contributions, if any). The amount of the reduction of the Defaulting Member’s Percentage Interest shall be added to the Percentage Interest of the Non-Defaulting Member, and the adjustments shall become effective as of the last Day of the ten (10) Business Day period referred to above.

Notwithstanding anything set forth in this Agreement to the contrary, if the Percentage Interest of a Member falls below twenty-five percent (25%), such Member will lose its consent rights with respect to Company decisions.

(f) The provisions of this Section 3.4 are intended to serve only for the benefit of the Members, inter se, and no Third Party shall have any right whatsoever to benefit from the provisions hereof. None of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of the Company or of any creditor of any of the Members, and none of such provisions shall be enforceable by any Person who is not a Member.

3.5  Restrictions Relating to Capital. No Member shall have the right to withdraw or reduce its Capital Contributions, and no Member shall have the right to a partition of any property owned by the Company or to receive property other than cash, if any, in return for its Capital Contributions.

ARTICLE IV
ALLOCATIONS OF PROFIT AND LOSS AND DISTRIBUTION OF AVAILABLE CASH

4.1  Members’ Shares of Profits. After giving effect to the special allocations set forth in Section 4.3 hereof, Profits (and each item thereof) for each Fiscal Year or other period shall be allocated as follows:

(a) First, to the Members until the aggregate amount of Profits allocated to the Members pursuant to this Section 4.1(a) for such Fiscal Year and all prior Fiscal Years is equal to the aggregate amount of Losses allocated to the Members for all prior Fiscal Years pursuant to Section 4.2(c) hereof (in proportion to such amounts);

(b) Second, to the Members in accordance with the ratio in which any Losses for all prior Fiscal Years were allocated pursuant to Section 4.2(b) hereof, until the aggregate amount of Profits allocated pursuant to this Section 4.1(b) for such Fiscal Year and all prior Fiscal Years is equal to the aggregate amount of Losses allocated pursuant to Section 4.2(b) hereof for all prior Fiscal Years; and

(c) Thereafter, to the Members in accordance with their respective Percentage Interests.

4.2  Members’ Shares of Losses. After giving effect to the special allocations set forth in Section 4.3 hereof, Losses (and each item thereof) for each Fiscal Year or other period shall be allocated as follows:

(a) First, to the Members until the aggregate amount of Losses allocated pursuant to this Section 4.2(a) for such Fiscal Year and all prior Fiscal Years is equal to the aggregate amount of Profits allocated pursuant to Section 4.1(c) hereof for all prior Fiscal Years (in proportion to such amounts);

(b) Second, to the Members in proportion to and to the extent of the positive balances in their Capital Accounts;

(c) Thereafter, the balance, if any, to the Members in accordance with their respective Percentage Interests.

4.3  Special Allocations. The following special allocations shall be made in the following order of priority:

(a) Gross Income Allocation. For each Fiscal Year of the Company, Gross Income shall be allocated (prior to any allocations pursuant to Section 4.1 and Section 4.2 hereof) to TRG LLC to the extent, if any, of the Return distributed to TRG LLC pursuant to Section 4.5(a)(1) hereof for the current Fiscal Year and distributable to TRG LLC pursuant to Section 8.1(a)(5) hereof if such Fiscal Year is the year in which the Company is to be liquidated. In addition, to the extent that the cumulative amount of the Return distributed to TRG LLC for all prior Fiscal Years exceeds the cumulative amount of Gross Income allocated to TRG LLC pursuant to this Section 4.3(a), then, in the current Fiscal Year, Gross Income shall be allocated to the TRG LLC to the extent of the cumulative amount of the Return distributed to TRG LLC as to which TRG LLC did not receive a Gross Income allocation pursuant to this Section 4.3(a).

(b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(a) shall be made only if and to the extent that the Member would have a Capital Account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(a) were not in the Agreement.

(c) Minimum Gain Chargeback. If, for any Fiscal Year of the Company, there is a net decrease in Company Minimum Gain, each Member who has previously been allocated any nonrecourse deductions or received distributions of proceeds attributable to any nonrecourse borrowing of the Company in any Fiscal Year of the Company shall be allocated items of Company income and gain for the Fiscal Year in which there is a net decrease in Company Minimum Gain in proportion to such prior allocations equal to that Member’s share of the net decrease in Company Minimum Gain consistently with the requirements of Regulations Section 1.704-2. The items to be allocated pursuant to this Section 4.3(b) shall be determined in accordance with Regulations Section 1.704-2(f) and (j).

(d) Member Minimum Gain Chargeback. In the event that there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt (as defined in Regulations Section 1.704-2(b)(4) and hereinafter referred to as “Member Nonrecourse Debt Minimum Gain”) for a Company Fiscal Year, then, subject to the exceptions set forth in Regulations Section 1.704-2(i)(4), each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Company Fiscal Year shall be allocated items of income and gain for such Company Fiscal Year (and, if necessary, for subsequent Company Fiscal Years) equal to such

Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain as determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). The items to be allocated pursuant to this Section 4.3(d) shall be determined in accordance with Regulations Section 1.704-2(i)(4) and (j).

(e) Nonrecourse and Recourse Deductions. If, for any Fiscal Year of the Company, the Company shall have any losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Company recourse or nonrecourse liabilities (including nonrecourse liabilities for which a Member bears the economic risk of loss), such items shall be allocated in accordance with Regulations Section 1.704-2 and Section 752 of the Code.

(f) Excess Nonrecourse Liabilities. For the purpose of determining each Member’s share of excess nonrecourse liabilities of the Company, and solely for such purpose, each Member’s interest in Company profits shall be reasonably determined by the Managing Member in accordance with Internal Revenue Service authority interpreting Regulations Section 1.752-3(a)(3).

(g) Limitation on Deductions. No Member shall receive an allocation of any Company deduction or Loss that would cause the total allocations of Loss or items thereof to such Member to exceed the amount of its Capital Account balance increased by its share of Company Minimum Gain, Member Nonrecourse Debt Minimum Gain, and any other amount a Member is unconditionally obligated to restore on liquidation of the Company.

(h) Curative Allocations. The allocations set forth in Sections 4.3(a), (b), (c), (d, (e), (f) and (g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.3(h). Therefore, notwithstanding any other provision of this Section 4.3 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines to be reasonably appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1 and 4.2 hereof.

4.4 Allocations for Federal Income Tax Purposes. The following allocations shall be made solely for federal income tax purposes:

(a) Code Section 704(c). In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Book Value of such property. If the Book Value of any Company property is adjusted pursuant to Section 3.1(e) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Book Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder.

(b) Section 754 Adjustments. In the event of a sale or exchange of a Member’s Membership Interest or a portion thereof or upon the death of a Member, if the Company has not theretofore elected, pursuant to Section 754 of the Code, to adjust the basis of Company property, the Managing Member shall cause the Company to elect, if the Person acquiring such Membership Interest or portion thereof so requests, pursuant to Section 754 of the Code, to adjust the basis of Company property. In addition, in the event of a distribution referred to in Section 734(b) of the Code, if the Company has not theretofore elected, the Members may, in the exercise of their discretion, cause the Company to elect, pursuant to Section 754 of the Code, to adjust the basis of Company property. Except as provided in Regulations Section 1.704-1(b)(2)(iv)(m), such adjustment shall not be reflected in the Members’ Capital Accounts and shall be effective solely for federal and (if applicable) state and local income tax purposes. Each Member hereby agrees to provide the Company with all information necessary to give effect to such election with respect to such election.

(c) Miscellaneous. Except as provided in Sections 4.4(a) and 4.4(b) hereof, for federal income tax purposes, each item of income, gain, loss, or deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss, or deduction has been allocated pursuant to Sections 4.1, 4.2, and 4.3 hereof.

4.5 Distributions of Available Cash.

(a)  Subject to Section 4.5(b) hereof and Section 8.1(a) hereof, Available Cash shall be distributed, as and when the Managing Member shall determine, but not less frequently than quarterly, as follows:

(i) First, to TRG LLC in an amount equal to its accrued but undistributed Return on the TRG Excess Contributions;

(ii) Second, to TRG LLC in an amount equal to the TRG Excess Contributions to the extent not previously distributed to TRG LLC pursuant to this clause (ii); and

(iii)  Thereafter, to the Members in accordance with their respective  Percentage Interests.

(b) Notwithstanding Section 4.5(a) hereof and irrespective of the order of priorities therein set forth and subject to the provisions of Section 8.1(a) hereof, to the extent that for any Fiscal Year of the Company while all or any portion of TRG’s Excess Contributions remain outstanding, Taubman receives an allocation of net taxable income from the Company without a concomitant distribution of Available Cash (taking into account the cumulative distributions of Available Cash previously made to Taubman pursuant to the provisions of Section 4.5(a)(iii) hereof, and by taking into account on a cumulative basis any losses (of the same character) of the Company for prior Fiscal Years of the Company), the Company shall, within ninety (90) Days after the end of such Fiscal Year, make a distribution of Available Cash to Taubman such that Taubman is distributed an amount equal to its combined federal and state tax liability determined by multiplying the Company’s taxable income by the highest marginal federal and State of Michigan income tax rates applicable to individuals in effect for such Fiscal Year. The amount of any distribution pursuant to this Section 4.5(b) shall be credited, on a cumulative basis, against any other distributions of Available Cash to be made to Taubman pursuant to Section 4.5(a)(iii) hereof and/or Section 8.1(a)(7) hereof.

4.6 Bank Accounts. One or more accounts in the name of the Company shall be maintained in such bank or banks as the Managing Member may from time to time select. Any checks of the Company may be signed by any Person(s) designated, from time to time, by the Managing Member.

4.7 Books of Account and Reports.
(a)  The Company shall maintain at its principal office and in accordance with generally accepted accounting principles, complete and accurate books of account and records of its operations showing the assets, liabilities, costs, expenditures, receipts, profits, and losses of the Company and which shall include provision for separate Capital Accounts for the Members and shall provide for such other matters and information as a Member shall reasonably request, together with copies of all documents executed on behalf of the Company. Each Member and its representatives, duly authorized in writing, shall have the right to inspect and examine, at all reasonable times, at the principal office of the Company, all such books of account, records, and documents.

(b)  The Managing Member shall deliver, or cause to be delivered, to the Non-Managing Member within ninety (90) Days after the end of each Fiscal Year of the Company, unaudited financial statements prepared in accordance with generally accepted accounting principles. In the event the Managing Member causes audited financial statements to be prepared for itself or others, it shall deliver a copy of such audited financial statements to the Non-Managing Member.

(c)  To the extent the Managing Member prepares, or causes to be prepared, for itself or others, unaudited quarterly financial statements, the Managing Member shall deliver, or cause to be delivered, to the Non-Managing Member within forty-five (45) Days after the end of each calendar quarter, such unaudited financial statements prepared in accordance with accounting principles consistently applied on an historical basis and with such additional details reasonably requested by the Non-Managing Member to convert such financial statements into ones consistent with generally accepted accounting principles.

(d)  The Managing Member shall also prepare, or cause to be prepared, on behalf of the Company, such financial statements, reports, and other information as may be required by any Third Party lender of the Company.

(e)  The cost of all reporting provided for or authorized in this Section 4.7 shall be paid by the Company. Any Member may, at any time, and at its sole expense, cause an audit of the Company’s books to be made by a certified public accountant of such Member’s own selection.

4.8  Tax Returns and Audits. The initial accountant for the Company (the "Accountant") shall be Deloitte Tax LLP. The Accountant shall prepare all applicable tax returns, including any schedules or additional information reasonably required by any Member in order to file its tax returns, all of the foregoing at the expense of the Company. The Managing Member shall provide the Accountant such information as is reasonably necessary to permit the Accountant to prepare such tax returns within ninety (90) Days after the end of each Fiscal Year of the Company, and the Managing Member shall timely file such tax returns, subject to its right to file an extension. In the event, the Managing Member determines, in its sole discretion, to appoint an auditor for the Company, the initial auditor for the Company (the “Auditor”) shall be KPMG. The expense of the Auditor will be borne by the Company.

4.9 Company Fiscal Year. The Company’s fiscal and taxable year shall be the calendar year.

ARTICLE V
MANAGEMENT; EXECUTION OF
LEGAL INSTRUMENTS; OTHER VENTURES

5.1 Management; Authority of the Managing Member; Limitations on Authority.

(a) Except as otherwise provided herein regarding Major Decisions, the Company shall be managed solely and exclusively by the Managing Member (the "Managing Member"). TRG LLC is hereby designated as the Managing Member. The Managing Member shall use its Best Efforts to carry out the purposes of the Company and shall have, in respect of its management of the Company, all of the powers of the Company and shall devote such time and attention to the Company as is reasonably necessary for the proper management of the Company and its properties; it being acknowledged however that the Managing Member shall not be required to devote its time exclusively to the operation of the Company. Except as otherwise provided herein regarding Major Decisions, all actions, decisions, determinations, designations, directions. appointments, consents, approvals, selections, and the like, to be taken, made, or given by and/or with respect to the Company, its business and property as well as management of all Company affairs, shall in each and every case be made by. and only by, the Managing Member, and all such actions, decisions, determinations, designations. directions, appointments, consents, approvals, selections, and the like shall be controlling and binding upon the Company and the Members.

Accordingly, the Managing Member shall have the exclusive right, power, and authority, on behalf of the Company, subject only to the limitations set forth in this Agreement, including Section 5.1(c) hereof, and subject to carrying out the purposes of the Company, to negotiate, enter into, perform, amend, and take all actions in respect of any and all agreements, instruments, and documents; to acquire, assets of any nature; to borrow money, incur and repay debts and liabilities and obligations, issue evidences of indebtedness, and secure such indebtedness by granting mortgage(s), liens, or charges upon any property of the Company; to cause the Managing Member, in the event that it decides to contribute Required Funds to the capital of the Company pursuant to Section 3.2(c) hereof, to receive the Return thereon; to maintain and lease the Property, to enter into one or more leases, subleases, and similar related and ancillary documents in respect of the Property; to retain Third Parties on behalf of the Company including, without limitation, engineers, auditors, attorneys, consultants, and brokers; to maintain insurance; to obtain through contract or otherwise, goods and services; and to perform all acts that a Member may legally do pursuant to the Limited Liability Company Law that are consistent with the terms of this Agreement.

(b)  The Managing Member shall consult with and inform the Non-Managing Member from time to time as shall be reasonably requested by the Non-Managing Member. The Non-Managing Member shall have no right or authority to act on behalf of or bind the Company in any manner except as may otherwise be agreed to by the Managing Member in writing.

(c)  Notwithstanding Sections 5.1(a) and 5.1(b) hereof, without the prior written consent of the Non-Managing Member, the Managing Member shall not have the power to bind the Company in connection with any of the following (each a "Major Decision"):

(i)  the financing or refinancing of the Property, including the mortgaging or the placing or suffering of any other encumbrance on the Property or any portion thereof or the guaranty of any such financing or refinancing;

(ii) the sale, ground leasing, or other transfer of the Property (or any portion thereof) other than in accordance with Section 6.6 hereof, or the development of the Property (or any portion thereof);

(iii)  other than as provided in Section 1.4 hereof, the dissolution and liquidation of the Company;

(iv)  other than in accordance with Article VI hereof, the admission of additional Members to the Company;

(v)  the entering into of contracts or agreements with any Member or any Affiliate of a Member on behalf of the Company other than the lease of all or any portion of the Property to SunValley Shopping Center LLC and the material amendment of any such contracts or agreements;

(vi)  the acquisition of any real property or interest therein including any interest in any Person owning real property other than the Property or the expansion of the purposes of the Company beyond those specified in Section 1.3 hereof;

(vii)  the making of any investment in, or any advance to, any Person;

(viii)  the decision to call for capital from the Members or to require a guaranty of Company financing by the Members;

(ix)  the filing of any request or suit or the entering into of any agreement of extension requiring the consent of the Members pursuant to Section 5.8 hereof;

(x)  the conduct of Company operations in a manner inconsistent with the provisions of Section 5.9 hereof;

(xi)  the confession of any judgment against the Company;

(xii)  the execution and delivery of any assignment for the benefit of creditors of the Company;

(xiii)  the filing of any petition seeking reorganization, readjustment, arrangement. composition, or similar relief for the Company under the federal bankruptcy laws or any similar law;

(xiv)  the merger or other business combination or division of the Company; and

(xviii)  the amendment of this Agreement.

(d) TRG LLC shall serve as the Managing Member for the Company unless and until its Percentage Interest is reduced to less than twenty-five percent (25%), or it has suffered a Disabling Event or an Event of Withdrawal. In the event that TRG LLC’s Percentage Interest is reduced to less than twenty-five percent (25%), or it has suffered a Disabling Event or an Event of Withdrawal, Taubman (provided that Taubman’s Percentage Interest has not been reduced to less than twenty-five percent (25%) and Taubman has not suffered a Disabling Event or an Event of Withdrawal) may notify TRG LLC in writing that Taubman will assume all rights and all obligations of the Managing Member under this Agreement. If Taubman assumes the rights and obligations of the Managing Member pursuant to this Section 5.1(d) and thereafter Taubman’s Percentage Interest is reduced to less than twenty-five percent (25%) or Taubman suffers a Disabling Event or an Event of Withdrawal, the Managing Member shall be that Member designated by Members holding in excess of fifty percent (50%) of the Percentage Interests.

(e)  The Members, by their execution and delivery of this Agreement, irrevocably authorize the Managing Member to do any act that the Managing Member has the right, power, and authority to do under the provisions of this Agreement and under the Limited Liability Company Law (but only to the extent not inconsistent with the terms of this Agreement), without any other or subsequent authorizations or consents of any kind. Except in the case of a Major Decision, no Person dealing with the Company shall be required to investigate or inquire as to the authority of the Managing Member to exercise the rights, powers, and authority herein conferred upon it. Any Person dealing with the Company shall, except in the case of a Major Decision, be entitled to rely upon any action taken and/or any document or instrument executed and delivered by the Managing Member or a Person designated by the Managing Member, and the Company shall be bound thereby. Except in the case of a Major Decision, no purchaser of any property or interest owned by the Company, or lender, shall be required to determine the sole and exclusive authority of the Managing Member to execute and deliver on behalf of the Company any such instrument of transfer or security, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

5.2  Response of the Members. Unless otherwise specifically provided in this Agreement, whenever any Member is requested by any other Member to cast a vote, grant an approval, or execute a consent of any nature whatsoever in connection with the Company, such request shall be made in writing to the other Member at its address set forth herein, and such Member shall respond to such request with reasonable promptness by means of a written response signed by such Member and sent to the requesting Member, which shall be binding on the responding Member, and in any event not more than ten (10) Business Days after the receipt of the request, unless such request identifies an emergency situation, in which event not more than three (3) Business Days after the receipt of the request. The response shall indicate any reasons for withholding consent. The failure of a Member to respond in writing within the applicable time period shall constitute a ratification and approval by such Member of the matter requested.

5.3  Compensation of Members and Affiliates.  The Managing Member shall not be entitled to any fees to act as Managing Member hereunder. The Managing Member shall be entitled to reimbursement for any reasonable or necessary expenses incurred or expenditures made by it (to the extent not otherwise reimbursed) for or on behalf of the Company.

5.4 Authority for Execution of Instruments. All contracts of the Company, leases, promissory notes, deeds of trust, mortgages, and other evidences of indebtedness of the Company, and other Company instruments or documents, need be executed, signed, or endorsed only by the Managing Member or that Person or those Persons (who need not be Members) designated in writing by the Managing Member, and such designated Person's(s') signature(s) shall be sufficient to bind the Company and its properties.

5.5 Management Agreement. The Company has entered into a management agreement with TTC, dated the date hereof, (the “Management Agreement”), which will provide for certain services with respect to the Property, including, without limitation, financing. Notwithstanding anything to the contrary contained herein, in the event of a Change of Control Event, the Company shall solicit bona fide, arms-length proposals from Persons other than TTC that have management experience and a reputation comparable to TTC’s, to provide the management, administrative, and other services in respect of the Property then provided by TTC. In the event that the terms of any such proposal are more favorable to the Company than the terms of the current Management Agreement, then unless TTC agrees to provide the required services upon the same terms and conditions as are contained in the proposal, the Company shall terminate the Management Agreement, and shall enter into a new management agreement with such other Person for the provision of such services. In the event that the terms of any such proposal are not more favorable to the Company than the terms of the current Management Agreement, then the Company shall retain TTC as the manager.

5.6 Indemnification of the Members; Limit on Liability. Without duplication of amounts reimbursed to a Member pursuant to Section 5.3 hereof, the Company shall and does hereby, to the fullest extent permitted by law, indemnify and hold harmless each Member (including the Managing Member), its successors, and assigns, from and against any and all losses, liabilities, obligations, claims, causes of action, demands, costs and expenses (including reasonable attorneys’ fees), incurred by the Member with respect to any act or omission performed by such Member within the scope of the authority conferred upon it by this Agreement, except for acts or omissions that constitute fraud, willful misconduct, gross negligence, or a material breach of this Agreement. Except for acts that constitute fraud, willful misconduct, gross negligence, or a material breach of this Agreement, a Member shall not be liable to the Company or to the other Member (and the interest of each Member in the Company, and in its property and assets, shall be free of any claims by the Company or the other Member) by reason of any act performed for or on behalf of the Company, or in furtherance of the Company business, or by reason of any omission. Any indemnity under this Section 5.6 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. The indemnity and the limit on liability provided in this Section 5.5 shall survive the dissolution and termination of the Company and the termination of this Agreement.

5.7 Bank Accounts. The bank account or accounts of the Company shall be maintained in the banking institution or institutions selected by the Managing Member. All funds of the Company shall be deposited into account(s) of the Company and any and all checks or other instruments used to draw funds of the Company shall require the signature of the Managing Member or those individuals authorized by the Managing Member.

5.8 Activities and Competing Ventures of the Members and Affiliates. The Members acknowledge that each of them and their Affiliates may have interests in other present or future ventures, including ventures that are competitive with the Company, and that, notwithstanding its status as a Member in the Company, a Member and its Affiliates shall be entitled to obtain and/or continue their respective individual participation in all such ventures without (i) accounting to the Company or the other Members for any profits with respect thereto,

(ii) any obligation to advise the other Members of business opportunities for the Company which may come to its or its Affiliate’s attention as a result of its or its Affiliate’s participation in such other ventures or in the Company, and (iii) being subject to any claims whatsoever on account of such participation.

5.9 Tax Matters Member.

(a)  As used in this Agreement, “Tax Matters Member” has the meaning ascribed to “tax matters partner” in Section 6231(a)(7) of the Code. The Managing Member is hereby designated Tax Matters Member for the Company. The Tax Matters Member shall comply with the requirements of Sections 6221 through 6231 of the Code applicable to a Tax Matters Member.

(b) The Tax Matters Member shall have the continuing obligation to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed to all Members as provided in Section 6223 of the Code, provided that each Member shall furnish the Tax Matters Member with all such information (including information specified in Section 6230(e) of the Code) as is required with respect to such Member for such purpose.

(c) The Tax Matters Member shall keep each Member informed on a current and on-going basis of all administrative and/or judicial proceedings for the adjustment of partnership items (as defined in Section 6231(a)(3) of the Code) at the Company level. Without limiting the generality of the foregoing sentence, within five (5) Business Days after receiving any written or oral notice of the time and place of a meeting or other administrative or judicial proceeding from the Internal Revenue Service regarding a proceeding (and in any event, within a reasonable time prior to such meeting or proceeding), the Tax Matters Member shall furnish a copy of such written communication or notice to each Member or inform each Member of the substance of any such oral communication. The foregoing obligation of the Tax Matters Member to inform the other Member shall extend to routine and minor events.

(d)  Each Member shall promptly notify the Tax Matters Member of its treatment of any Company item on its federal income tax return which is or may be inconsistent with the treatment of that item on the Company’s return. In addition, if any Member intends to file a request for administrative adjustment with the Internal Revenue Service, such Member shall notify the Tax Matters Member (who shall notify any unaffiliated Member) of such fact and its terms at least thirty (30) Days prior to such filing.

(e) If any Member intends to enter into a settlement agreement with the Secretary of the Treasury (or his authorized delegate) with respect to any Company item, such Member shall notify the Tax Matters Member (who shall notify any unaffiliated Member) of such fact and its terms at least twenty (20) Days prior to such settlement agreement and shall notify the Tax Matters Member (who shall notify any unaffiliated Member) of any such settlement agreement and its terms within thirty (30) Days after the date of settlement.

(f)  If the Tax Matters Member elects not to file suit under Section 6226 or Section 6228 of the Code concerning an administrative adjustment or request for administrative adjustment and any other Member elects to file such a suit, such Member shall notify the Tax Matters Member (who shall notify any unaffiliated Member) of such intention, and the forum or forums in which such suit shall be filed shall be determined by such Member.

(g) Without the approval of the other Member, the Tax Matters Member shall not enter into any written correspondence with the Internal Revenue Service, extend the statute of limitations with respect to the Company, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company adjustment or enter into any settlement agreement relating to any item of income, gain, loss, deduction or credit for any taxable year of the Company. Further, any and all communications with the Internal Revenue Service, including, without limitation, the calling of meetings with the Internal Revenue Service, shall be only with the participation of the other Member.

(h) Each Member shall be entitled to participate in all administrative proceedings with the Internal Revenue Service, as provided in Section 6224(a) of the Code.

(i) The Tax Matters Member shall not make any available election pursuant to the Code without the prior approval of the other Member, such approval not to be unreasonably withheld.

(j) The obligations imposed on the Tax Matters Member and the participation rights afforded the other Member by this Section 5.9 and the Code may not be restricted or limited in any fashion by the Tax Matters Member without the prior written consent of the other Member.

(k) The Tax Matters Member shall be responsible for representing the Company in all dealings with any state, local, or foreign tax authority, subject to the requirement that the provisions of this Section 5.9 shall apply with equal force to all dealings with any such tax authority.

5.10 Specific Provisions Relating to Real Estate Investment Trust Status. Anything herein to the contrary notwithstanding, so long as any Member is, or is owned, directly or indirectly, to the extent of at least ten percent (10%) by a Person who is a REIT (hereinafter each a "REIT Member"), the Managing Member shall cause the Company to conduct operations in a manner consistent with the following provisions and any variance from the following shall require the written consent of all of the REIT Members:

(a)  To the extent required for any rents from all or any part of the Property to qualify as "rents from real property’ within the meaning of Section 856 of the Code and the Regulations thereunder, any Person rendering services to a lessee or sublessee of all or any part of the Property shall be a taxable REIT subsidiary within the meaning of Section 856(l) of the Code and any Regulations thereunder or an "independent contractor" within the meaning of Section 856(d)(3) of the Code and the Regulations thereunder from whom the Company does not derive or receive any income, except as permitted by Section 856(d)(7)(C)(ii) of the Code;

(b)  To the extent required for any rents from all or any part of the Property to qualify as "rents from real property" within the meaning of Section 856 of the Code and the Regulations thereunder, any manager or advisor to the Company shall be a taxable REIT subsidiary (or an entity in which a taxable REIT subsidiary owns a substantial interest) within the meaning of Section 856(l) of the Code and any Regulations thereunder or an "independent contractor within the meaning of Section 856(d)(3) of the Code and the Regulations thereunder;

(c)  To the extent required for any rents from all or any part of the Property to qualify as "rents from real property" within the meaning of Section 856 of the Code and the Regulations thereunder, the Company shall not manage the Property other than through a taxable REIT subsidiary (or an entity principally owned by a taxable REIT subsidiary) within the meaning of Section 856(l) of the Code and any Regulations thereunder or an independent contractor within the meaning of Section 856(d)(3) of the Code and the Regulations thereunder;

(d)  The Company shall not enter into any lease with any Person, other than Sun Valley Shopping Center LLC, who is directly or indirectly related (within the meaning of Section 856(d)(2)(B) of the Code) to any real estate investment trust which owns, directly or indirectly, a REIT Member;

(e)  The Company shall not (i) form an association taxable as a corporation other than a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, (ii) form a trust, or (iii) acquire securities in any issuer, except for the acquisition of government securities;

(f)  No lease or sublease of all or any part of the Property shall provide for any rents that are contingent, in whole or in part, on the net income or profits derived by the lessee or sublessee;

(g)  The Company shall not enter into any lease of personal property, under or in connection with the lease of real property, if the rent attributable to such personal property exceeds ten percent (10%) of the total rent for the taxable year attributable to both the real and personal property leased under or in connection with such lease;

(h)  The Company shall not enter into any lending transaction if any amount received or accrued, directly or indirectly, therewith by the Company, depends in whole or in part on the income or profits of any Person; nor shall the Company enter into any lending transaction if the loan by the Company does not meet the “straight debt” safe harbor of Section 856(m)(1)(A) of the Code; and

(i)  The Company shall not engage in any “prohibited transaction" within the meaning of Section 857(b)(6) of the Code (for purposes hereof, the determination of whether a transaction constitutes a "prohibited transaction" shall not take into account the provisions of Section 857(b)(6)(C) of the Code).

Any attempted action that violates any of the foregoing shall be null and void and ineffective for all purposes; provided, however, that any such attempted action shall constitute a material breach of this Agreement.

ARTICLE VI
TRANSFERS OF MEMBERSHIP INTERESTS

6.1  General Restrictions on Dispositions.

(a)  Except as expressly provided in this Article VI or Section 7.3 hereof, no Member may Transfer all or any part of its Membership Interest (including the right to distributions) without the prior written consent of the other Member, provided that no Member may, under any circumstances, Transfer all or any part of its Membership Interest if such Transfer would constitute a default under any indebtedness or other Third-Party obligations or agreements of the Company.

(b) In the event a Member desires to Transfer its Membership Interest in accordance with and as permitted by the provisions of this Article VI, such Member shall give the non-transferring Member thirty (30) Days prior written notice of its desire to Transfer and shall disclose the identity of the transferee and, if an entity, its beneficial ownership.

(c) An assignment of all or a part of a Membership Interest occurring by operation of law (e.g., bankruptcy, attachment, etc.) shall not entitle the successor to participate in the management and affairs of the Company or to exercise any rights of a Member, including the right to vote on or consent to any matter requiring a vote or a consent of the Members, unless and until such transferee is admitted as a Member in accordance with Section 6.2 hereof. In the event of an assignment occurring by operation of law, the assignor Member shall be entitled to continue to exercise the rights of a Member under this Agreement, and such assignor Member and its transferee shall be jointly and severally liable to the Company for such Member’s obligations to the Company under this Agreement or under the Limited Liability Company Law.

(d) For purposes of this Agreement, any Transfer of any direct or indirect membership interest, partnership interest, stock or other equity interest in any Member shall be deemed to be a Transfer by such Member of its Membership Interest in the Company, except for any direct or indirect Transfer of direct or indirect interests in (a) TRG or (b) Taubman, so long as at all times after any such Transfer at least fifty-one percent (51%) of the direct and indirect ownership interests in Taubman, as applicable, are owned by, and Taubman is solely Controlled By, members of A. Alfred Taubman’s Immediate Family and/or their respective estates and/or a Family Trust in respect of any of the foregoing.

6.2  Substitution of Members. Regardless of compliance with any of the provisions hereof (including, without limitation, the provisions of Article VII hereof) permitting a Transfer of a Membership Interest, no Transfer of a Membership Interest shall be recognized by or be binding upon the Company unless:

(i)  such instruments as may be required by the Limited Liability Company Law or other applicable law or to effect the continuation of the Company and the Company’s ownership of its properties are executed and delivered and/or filed;

(ii)  the instrument of assignment binds the assignee to all of the terms and conditions of this Agreement as if the assignee were a signatory party hereto and does not release the assignor from any liability or obligation, accruing prior to the date of the Transfer, of or in respect of the Membership Interest which is the subject of the Transfer;

(iii)  the instrument of assignment is manually signed by the assignee and assignor and is otherwise reasonably acceptable in form and substance to the non-transferring Member;

(iv)  if there is more than a single assignee (or successor-in-interest), the assignees or successors shall have complied with the provisions of Section 7.2 hereof;

(v)  such Transfer or Pledge shall not be prohibited by, or cause a breach of, or cause events, including, without limitation, by reason of the nature of the transferee or pledgee (e.g. tax-exempt status), that are unacceptable to the non-transferring or non-

pledging Member in the exercise of its reasonable discretion to occur pursuant to, any agreement, obligation, or understanding by which the assignor or the assignee or any properties of the Company or the Company itself is bound or affected;

(vi)  the non-transferring Member shall receive such evidence (including opinions of counsel) of the due authorization, execution and delivery of instruments by, and the validity and enforceability of such instruments against, such transferee as the non-transferring Member shall reasonably request;

(vii)  any required consent of the mortgagee or beneficiary under any mortgage or deed of trust or lease of the Property to such Transfer and substitution or Pledge shall have been obtained;

(viii)  the assignee shall pay all expenses incurred by the Company in admitting the assignee as a Member, and

(ix)  in the event of a Pledge of a Member’s Membership Interest, the provisions of Section 6.8 hereof are complied with.

An assignee of a Membership Interest pursuant to a Transfer permitted in this Agreement who is admitted as a member in the Company in the place and stead of the assignor Member in respect of the Membership Interest acquired from the assignor Member shall have all of the rights, powers, obligations, and liabilities, and be subject to all of the restrictions, of the assignor Member, including, without limitation, but without release of the assignor Member, the liability of the assignor Member for any existing unperformed obligations of the assignor Member. Each of the Members, on behalf of itself and its permitted successors and assigns, HEREBY AGREES AND CONSENTS to the admission of any such additional members as herein provided.

6.3 Intentionally Omitted.

6.4 Right of First Refusal.

(a) If any Member desires to Transfer all or any portion of its Membership Interest (the "Subject Interest") to any Person (other than pursuant to a Pledge), and such Transfer is not otherwise permitted by Sections 6.1 or 6.3 hereof, then, such Member (the "Seller") shall submit to the other Member (the "Buyer") a true copy of a bona tide written offer to purchase the Subject Interest (the "Offer"), which Offer shall in any event (i) provide for (x) an all cash at closing purchase price that provides for no contingent payments, participation features or other payments other than as are customary to a Transfer for an all cash at closing purchase price, or (y) a purchase price that can be paid with cash, marketable securities, and/or units in an operating partnership which are convertible into marketable securities, and that can, strictly for purposes of this provision and the calculation hereinafter referenced, be converted to an all cash at closing purchase price equivalent, and (ii) disclose the price and terms of such proposed sale and the name, address, and beneficial ownership of the proposed purchaser. The Buyer shall have the absolute right to purchase the Subject Interest upon the terms and conditions set forth in the Offer, or if such Offer provides for a purchase price to be paid in other than all cash at the closing, the Buyer may purchase the Subject Interest for an all cash at closing purchase equivalent; provided, however, that, regardless of such terms and conditions, the date, time, and place for the consummation of such purchase shall be as designated by the Buyer, provided that the date so designated shall be a Business Day within seventy-five (75) Days after the Exercise Notice (as defined below) with at least ten (10) Days’ advance written notice thereof to the Seller. The Buyer shall, within forty-five (45) Days after receipt of the Offer (the "Exercise Period"), specify in a notice (an "Exercise Notice") to the Seller whether or not it desires to purchase the Subject Interest. Such Exercise Notice shall be accompanied by a cash earnest money deposit equal to five percent (5%) of the purchase price if the Buyer elects to purchase the Subject Interest. If the Buyer fails to give an Exercise Notice (and deposit) within the Exercise Period as to the Subject Interest, such failure shall constitute an election to reject the Offer. The closing of a purchase by a Buyer shall be held in accordance with the provisions of Section 6.7 hereof. At the closing, the Buyer’s earnest money deposit, together with interest thereon, shall be credited against the purchase price for the Subject Interest (or returned in the event that the purchase price is to be paid in other than cash); provided, however, that if the closing shall fail to occur because of a default by the Buyer, the Buyer may not submit an Offer, a Buy-Sell Notice, or a Sale Notice, for a period of twelve (12) months after the scheduled closing date, and the Seller shall have the right, as its exclusive remedy, to retain the Buyer’s deposit, together with interest thereon, as liquidated damages, it being agreed that in such instance, the Seller’s damages would be difficult, if not impossible, to ascertain.

(b) The Seller may sell the Subject Interest, if the Offer was not so accepted, to the proposed purchaser whose name and address were disclosed in the Offer but only (i) upon the same terms and conditions set forth therein (except that the purchase price for the Subject Interest may be ninety-five percent (95%) or more of the purchase price for the Subject Interest as set forth in the Offer), (ii) within seventy-five (75) Days after the expiration of the Exercise Period, and (iii) after the Seller has obtained any Third Party consents necessary to effectuate the sale; otherwise, any such sale shall be null and void and of no force or effect whatsoever.

Notwithstanding anything to the contrary contained herein, a Member may not submit an Offer in accordance with this Section 6.4 if (x) a Member has given a Buy-Sell Offer in accordance with Section 6.5 hereof or a Sale Offer in accordance with Section 6.6 hereof, in either case, that is outstanding or pursuant to which a purchase has not yet been consummated, or (y) a Member is marketing the Property as provided in Section 6.6 hereof.

6.5  Buy-Sell.

(a) TRG LLC or Taubman (the "Initiating Member") shall have the right, at any time, to initiate a termination of the Company in accordance with this Section 6.5. The Initiating Member shall deliver to whichever of TRG LLC or Taubman is not the Initiating Member (the "Non-Initiating Member") an offer (the "Buy-Sell Offer") in writing stating a cash purchase price (the "Total Price") attributable to one hundred percent (100%) of the Company’s assets. The Non-Initiating Member then shall have the option either:

(i)  to purchase the Membership Interest of the Initiating Member in the Company for cash at a price equal to the amount that the Initiating Member would receive under Section 8.1(a) hereof if the Company’s assets were sold for the Total Price and all of the liabilities of the Company were satisfied; or

(ii)  to sell to the Initiating Member the Membership Interest of the Non- Initiating Member in the Company for cash at a price equal to the amount that the Non-Initiating Member would receive under Section 8.1(a) hereof if the Company’s assets were sold for the Total Price and all of the liabilities of the Company were satisfied.

The Non-Initiating Member shall give written notice of such election to the Initiating Member within forty-five (45) Days after receipt of the Buy-Sell Offer. Such notice shall be accompanied by a cash earnest money deposit equal to five percent (5%) of the purchase price if the Non-Initiating Member elects to purchase the Membership Interest of the Initiating Member. Failure of the Non-Initiating Member to give the Initiating Member notice that the Non-Initiating Member has elected under Section 6.5(a)(i) hereof (and to deliver the required deposit) within the foregoing forty-five (45) Day period shall be conclusively deemed to be an election to sell under Section 6.5(a)(ii) hereof. In the event that the Non-Initiating Member does not elect to purchase the Membership Interest of the Initiating Member, the Initiating Member shall give the Non-Initiating Member, a cash earnest money deposit equal to five percent (5%) of the purchase price of the Non-Initiating Member’s Membership Interest, within ten (10) Days after (i) the receipt of the Non-Initiating Member’s election to sell under Section 6.5(a)(i) hereof, or (ii) if no election is made by the Non-Initiating Member, the expiration of the forty-five (45) Day period within which the Non-Initiating Member could have sent its election, as applicable.

(b) The closing of a purchase pursuant to Section 6.5(a) hereof shall be held in accordance with the provisions of Section 6.7 hereof at the principal office of the Company on a Business Day agreed to by the Initiating Member and the Non-Initiating Member that is not more than seventy-five (75) Days after receipt of the written notice of the election of the Non-Initiating Member or not more than one hundred five (105) Days after receipt of the Buy-Sell Offer if the Non-Initiating Member fails to give such notice. At the closing, the Initiating Member’s or Non-Initiating Member’s, as applicable, earnest money deposit, together with interest thereon, shall be credited against the purchase price of the Membership Interest being purchased; provided, however, that if the closing shall fail to occur because of a default by the purchasing Member, the purchasing Member may not submit a Buy-Sell Offer, an Offer, or a Sale Offer, for a period of twelve (12) months after the scheduled closing date, and the selling Member shall have the right, as its exclusive remedies, to (i) retain the purchasing Member’s earnest money deposit, together with interest thereon, as liquidated damages, it being agreed that in such instance, the selling Member’s damages would be difficult, if not impossible, to ascertain, and/or (ii) elect, within sixty (60) Days after such default, to purchase the purchasing Member’s Membership Interest for a cash purchase price equal to the amount that such purchasing Member would receive under clause (i) or clause (ii) of Section 6.5(a) hereof, as applicable, provided that such Member includes a cash earnest money deposit equal to five percent (5%) of such purchase price with its election. Notwithstanding anything to the contrary contained herein, a Member may not submit a Buy-Sell Offer in accordance with this Section 6.5 if (x) a Member has given an Offer in accordance with Section 6.4 hereof or a Sale Offer in accordance with Section 6.6 hereof, in either case, that is outstanding or pursuant to which a purchase has not yet been consummated, or (y) a Member is marketing the Property as provided in Section 6.6 hereof.

6.6 Sale of the Property.

(a) If TRG LLC or Taubman desires to market and sell the Property to a Third Party, TRG LLC or Taubman as applicable (the "Triggering Member”) shall deliver to whichever of TRG LLC and Taubman is not the Triggering Member (the “Non-Triggering Member”) an irrevocable offer (the "Sale Offer”) in writing stating a cash purchase price attributable to one hundred percent (100%) of the Company’s assets. The Non-Triggering Member shall then have the option to purchase the Membership Interest of the Triggering Member for cash at a price equal to the amount (the "Sale Price") that the Triggering Member would receive under Section 8.1(a) hereof, if the Company’s assets were sold for the purchase price set forth in the Sale Offer and all of the liabilities of the Company were satisfied.

The Non-Triggering Member shall specify in a notice (a “Trigger Notice”) to the Triggering Member, within forty-five (45) Days after receipt of the Sale Offer, whether or not it desires to accept the Sale Offer and purchase the Membership Interest of the Triggering Member for the Sale Price. Such Trigger Notice shall be accompanied by a cash earnest money deposit equal to five percent (5%) of the purchase price of the Triggering Member’s Membership Interest if the Non-Triggering Member has elected to purchase the Triggering Member’s Membership Interest. Failure to give a Trigger Notice that the Non-Triggering Member has elected to purchase the Membership Interest of the Triggering Member (and to deliver the required deposit) within such forty-five (45) Day period, shall constitute an election to reject the Sale Offer.

If the Sale Offer was not so accepted by the Non-Triggering Member, the Triggering Member may sell the Property and all other assets of the Company to a Third Party for an all cash at closing purchase price that is equal to (or greater than) ninety-five (95%) of the purchase price for one hundred percent (100%) of the Company’s assets as set forth in the Sale Offer and that provides for no contingent payments, participation features or other payments other than are customary to a Transfer for an all cash at closing purchase price. The closing of any such sale to a Third Party shall occur within two hundred ten (210) Days after the expiration of the forty-five (45) Day period within which the Non-Triggering Member could have sent the Trigger Notice; otherwise, any such sale shall be null and void and of no force or effect whatsoever.

(b) The closing of a sale by a Triggering Member to a Non-Triggering Member pursuant to Section 6.6(a) hereof shall be held in accordance with the provisions of Section 6.7 hereof at the principal office of the Company on a Business Day agreed to by the Triggering Member and the Non-Triggering Member that is not more than one hundred five (105) Days after receipt of a Trigger Notice. At the closing, the Non-Triggering Member’s earnest money deposit, together with interest thereon, shall be credited against the purchase price of the Triggering Member’s Membership Interest; provided, however, that if the closing shall fail to occur because of a default by the Non-Triggering Member, the Non-Triggering Member may not submit a Sale Offer, an Offer, or a Buy-Sell Offer, for a period of twelve (12) months after the scheduled closing date, and the Triggering Member shall have the right, as its exclusive remedy, to retain the Non-Triggering Member’s earnest money deposit, together with interest thereon, as liquidated damages, it being agreed that in such instance, the Triggering Member’s damages would be difficult, if not impossible, to ascertain. Notwithstanding anything to the contrary contained herein, a Member may not submit a Sale Offer in accordance with this Section 6.6 if a Member has given an Offer in accordance with Section 6.4 hereof or a Buy-Sell Offer in accordance with Section 6.5 hereof, in either case, that is outstanding or pursuant to which a purchase has not yet been consummated.

6.7 Closings. At the closing of the purchase of a Member’s Membership Interest pursuant to this Agreement, the selling Member shall transfer to the Purchasing Member such Membership Interest (including, without limitation, any rights of the selling Member to receive (i) repayment of any loans (other than those secured by the Property) made by it to the Company, with any accrued and unpaid interest thereon, (ii) repayment of such Member’s Capital Contributions, if any, including, in the case of TRG LLC, any TRG Excess Contributions and any accrued but unpaid Return thereon, (iii) distributions of Available Cash, and (iv) distributions on termination or dissolution, free and clear of all liens, security interests, and claims of others, and shall deliver to the purchasing Member such instruments of transfer with respect to the assets of the Company and such evidence of due authorization, execution and delivery, and of the absence of any liens, security interests, or claims of others as the purchasing Member shall reasonably request. The instruments of transfer shall be without representations or warranties except as to the absence of any liens, security interests or claims of others. The selling Member shall be responsible for any stamp, recording, transfer, and similar transactional taxes (including any state or local taxes measured by the gain to such selling Member) payable upon such transfer.

At such closing, the purchasing Member shall pay the purchase price payable by it, at the option of the purchasing Member, by good certified or official bank check payable to the order of the selling Member or by Fedwire transfer of immediately available funds. The purchasing Member shall be responsible for obtaining all Third Party consents necessary to effectuate the purchase and shall also deliver or cause to be delivered to the selling Member a release or releases from all recourse obligations and liabilities of the Company. Notwithstanding anything to the contrary contained herein, in the event that the purchasing Member is unable to obtain Third Party consents necessary to effectuate a sale hereunder (having used its Best Efforts to do so), it shall send written notice thereof to the selling Member who may then seek to obtain such Third Party consents. In the event that one or more Third Party consents necessary to effectuate the sale has not been obtained by the date of the closing, any such sale shall be null and void and of no force of effect. The selling Member shall be entitled to Available Cash allocable to its Membership Interest through the date of closing.

6.8 Pledge of Membership Interests. Each Member (each being hereinafter referred to as a "Pledging Member”) may Pledge all or any portion of its Membership Interest or any of the proceeds thereof, at any time subject to the following conditions:

(i) the Person (the "Pledgee") to whom the Pledging Member’s Membership Interest or the proceeds thereof have been pledged in accordance with the provisions of this Section 6.8 shall not have the right to become a substitute Member in the Company;

(ii) in the event that the Pledgee begins to effect any of its Pledgee Rights under the loan and/or pledge agreement, including, without limitation, foreclosure or sale pursuant to the applicable commercial code, the Pledging Member shall no longer have any management, approval, or consent rights provided in this Agreement;

(iii) the documents governing the Pledge of all or any portion of the Pledging Member’s Membership Interest pursuant to this Section 6.8 (the “Pledge Documents") shall contain a provision reasonably acceptable to the other Member (the "Non-Pledging Member") providing that upon the exercise of any of its Pledgee Rights, in no event shall the Pledgee be entitled to realize an amount in excess of an amount approved by the Non-Pledging Member (in its sole discretion) as set forth in the Pledge Documents; and

(iv) the Pledge Documents shall contain a provision reasonably acceptable to the Non-Pledging Member acknowledging and providing that, notwithstanding anything in this Agreement or in the Pledge Documents to the contrary, upon a Transfer of the Pledging Member’s Membership Interest pursuant to the exercise of any of the Pledgee Rights, the right of first refusal in respect of the Pledging Member’s Membership Interest provided to the Buyer in Section 6.4 hereof shall apply. In the event that the Pledgee Right effected by the Pledgee does not entail a cash sale of the Pledging Member’s Membership Interest, the purchase price of the Pledging Member’s Membership Interest pursuant to Section 6.4 shall equal the outstanding principal amount of the Pledging Member’s indebtedness to the Pledgee and any other amounts owed to the Pledgee with respect thereto, including, without limitation, any and all accrued but unpaid interest thereon. In the event that the Non-Pledging Member exercises its right of first refusal, upon payment of the purchase price, the Pledgee (or any other Person acquiring the Pledging Member’s Membership Interest as a result of the exercise of the Pledgee Rights) shall Transfer the pledged Membership Interest to the Non-Pledging Member, free and clear of any lien, pledge, or other encumbrance associated with the Pledge or the Pledging Member’s obligation secured thereby. The Pledgee, the Pledging Member, and the Non- Pledging Member shall have executed an agreement, in form and substance reasonably satisfactory to the Non-Pledging Member, in order to implement the provisions of this Section 6.8. Any Pledge of a Pledging Member’s Membership Interest that violates the requirements of this Section 6.8 shall be null and void ab initio.

ARTICLE VII
DISABLING EVENT IN RESPECT OF A MEMBER;
SUCCESSION OF INTERESTS

7.1 Disabling Event in Respect of a Member.
(a) For purposes hereof:
(i)  a "Disabling Event" means, with respect to a Member, such Member’s (A) in the case of a Member that is a natural Person, death, (B) Bankruptcy, (C) in the case of a Member who is a natural Person, the entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his property, (D) in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee), (E) in the case of a Member that is a separate partnership or limited liability company, the dissolution and commencement of winding up of the separate partnership or limited liability company, or (F) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of ninety (90) Days after the date of notice to the corporation of revocation without a reinstatement of its charter;

(ii)  a "Disabled Member” shall be a Member who has suffered a Disabling Event or an Event of Withdrawal; and

(iii)  a "Successor" shall be, with respect to a Disabled Member, such Disabled Member’s successor(s) in interest, personal representative(s), heirs at law, legatee(s), or estate; and

(iv)  "Event of Withdrawal" means, with respect to a Member, such Member’s retirement, resignation, other withdrawal from the Company pursuant to the Limited Liability Company Law or any other event (which is not a Disabling Event) that causes a Member to cease to be a member under the Limited Liability Company Law.

(b) Upon the occurrence of a Disabling Event or an Event of Withdrawal in respect of a Member, the Company shall not be dissolved, but shall be continued, and the Successor to such Disabled Member, subject to Section 6.2 hereof, shall have the rights of such Disabled Member in the Company subject to the terms and provisions of this Agreement.

7.2 Single Representative to Act on Behalf of Successors. In the event that a Member’s Membership Interest is, at any time during the term of this Agreement (including any period of dissolution and winding up of the Company), held by more than one Person, then all of the Persons holding such Member’s original Membership Interest shall forthwith, but in any event within thirty (30) Days after the date on which the Membership Interest of such Member is held by more than a single Person, designate one or more individuals as their collective authorized representative(s) for purposes of Section 5.2 hereof, who shall each have the power and authority, acting alone, to represent and bind and act on behalf of all of the Members so joined together and represented in connection with all matters relating to this Agreement or the Company. An authorized representative designated as required herein shall act at the direction of that Member or those Members, represented by such authorized representative, who at the relevant time holds or collectively hold, as the case may be, a Percentage Interest which is in excess of fifty percent (50%) of the total Percentage Interest held by all the Members represented by such authorized representative.

7.3 Succession by Individuals to Membership Interests of Members. In the event that any individual succeeds to the interest of any Member in accordance with the terms of this Agreement, then the interest of such individual Member in the Company, subject to the provisions of Section 7.2 hereof, may be:

(i) Transferred or disposed of by will or intestacy to or for the benefit of  any member or members of the deceased Member’s Immediate Family; or

(ii) Transferred during his lifetime or at his death to a Family Trust for such  individual.

7.4 References to "Member" and "Members" in the Event of Successors. In the event that a Member’s Membership Interest is held by one or more successors to such Member, references in this Agreement to "Member" and "Members" shall refer, as applicable and except as otherwise provided herein, to the collective Membership Interests of all successors to the Membership Interest of such Member; and all decisions, consents, approvals, determinations, actions, and selections of the Members (to the extent any such decisions, consents, approvals, determinations, actions, and selections of the Members are provided for in this Agreement) and the Company shall, as herein provided but subject to the provisions of Article VII hereof, require the decision, consent, approval, determination, action, or selection of such Member or an authorized representative of all of the successors to the Membership Interest of such Member (acting in the manner provided in Section 7.2 hereof).

7.5	Waiver of Dissolution if Transfer is in Full Compliance with Agreement; Negation of Right to Dissolve Except as Herein Provided; No Withdrawal.

(a) Each of the Members hereby waives its right to terminate or cause the dissolution of the Company (as such right is provided under the Limited Liability Company Law) upon the Transfer of any Member’s Membership Interest, provided that any such Transfer is permitted by and completed fully in accordance with the terms of this Agreement.

(b) Except as provided in this Agreement, no Member shall have the right to terminate this Agreement or dissolve the Company by such Member’s express will.

(c) No Member shall have any right to retire, resign, or otherwise withdraw from the Company and have the value of such Member’s Membership Interest ascertained and receive an amount equal to the value of such Membership Interest.

(d) In the event that a Member withdraws from the Company in breach of this Agreement but pursuant to such Member’s statutory rights under the Limited Liability Company Law, to the extent that such rights exist in the face of a prohibition against withdrawal in this Agreement, then the value of such Member’s Membership Interest shall be ascertained in accordance with Section 7.6 hereof and the Limited Liability Company Law, and such Member shall receive from the Company in exchange for the relinquishment of such Member’s Membership Interest an amount equal to the value of such Member’s Membership Interest as so determined less twenty-five percent (25%) of such value as liquidated damages and not as a penalty. In no event shall a Member be considered to have withdrawn from the Company solely as a result of such Member having suffered a Disabling Event.

7.6 Determination of Fair Market Value of Membership Interests. Solely for purposes of Section 7.5(d) hereof, if it shall be necessary to determine the fair market value of a Member’s Membership Interest, fair market value shall be equal to the amount, determined as hereinafter set forth in this Section 7.6, that would be distributed to such Member pursuant to Section 8.1(a) hereof, assuming no reserves have been established by the Managing Member and that there are no costs attendant upon such liquidation, but taking into account any and all allocations pursuant to Section 4.1, Section 4.2, and Section 4.3 hereof and distributions pursuant to Section 4.5 hereof through the date of such determination, if all of the assets of the Company were sold for their fair market value; provided, however, that (i) the fair market value of such Membership Interest shall be reduced by the amount of any distributions made to the Member whose Membership Interest is being sold subsequent to the date of the balance sheet to be prepared pursuant to this Section 7.6, (ii) the fair market value of such Membership Interest shall be further reduced by the fees of the Auditor and appraisers for the services rendered by them in accordance with this Section 7.6, and (iii) any indebtedness to the Company of the Member whose Membership Interest is to be sold at the date of the consummation of the purchase shall be paid to the Company in repayment of such indebtedness (such repayment to be treated as having occurred immediately prior to the sale).

To determine the fair market value of the Company’s assets, the Auditor shall prepare a balance sheet for the Company as of the last Day of the month preceding the date of the event giving rise to the necessity to determine fair market value (the "Valuation Date"). Such balance sheet shall be prepared in the manner in which prior balance sheets of the Company have been consistently prepared. The Auditor shall then determine the excess of the total assets of the Company over the total liabilities of the Company (the "Net Value"). Net Value shall be adjusted to reflect (1) the actual value of any negotiable securities included in the Company’s assets on the Valuation Date, and (2) the fair market value of all the Company’s real property (taking into account any participation features of any debt encumbering such property), including all improvements thereon and thereto, and other assets of the Company based upon an appraisal of the Company’s real property by a member of the American Institute of Real Estate Appraisers and an appraisal of the other assets of the Company by a qualified appraiser, each such appraiser to be selected jointly by the Members. If the Members are unable to agree upon an appraiser, then each Member shall appoint an appraiser. The appraisals shall be averaged to calculate the appraised fair market value of the Company’s property unless such appraisals differ by more than five percent (5%) of the lower appraisal, in which event, the two (2) appraisers shall select a third appraiser who shall independently appraise the Company’s property. The appraised fair market value of the Company’s property shall then be the average of those appraisals which differ from the middle appraisal by less than five percent (5%) of the lowest appraisal. If none of the appraisals differ from the middle appraisal by less than five percent (5%) of the lowest appraisal, then the value of the middle appraisal shall be the appraised fair market value of the Company’s property. The fee of each of the appraisers shall be borne by the selling Member.

Ninety (90) Days after the preparation of any such balance sheet, the Auditor shall prepare an adjusted balance sheet, in the manner set forth above, for the Company, to reflect disputed and/or unknown operating income and expense items and real estate tax increases for the current year if actual real estate taxes are unknown at the time the initial balance sheet is prepared (the "Adjustments"). The Managing Member shall provide the Non-Managing Member with written notice (an "Adjustment Notice") of the Adjustments within ten (10) Days after the Auditor’s determination thereof. The fair market value of the Company’s assets and the fair market value of a Member’s Membership Interest shall be adjusted to reflect the Adjustments. The selling Member or the acquiring Member, as the case may be, shall pay to the other, within ten (10) Days after the receipt of the Adjustment Notice, the net amount due such Member, based upon the Adjustments. The provisions of this Section 7.6 shall survive the dissolution and termination of the Company.

ARTICLE VIII
WINDING UP, LIQUIDATION, AND
TERMINATION OF THE COMPANY

8.1 Liquidation of the Assets of the Company and Disposition of the Proceeds  Thereof.

(a) Upon the dissolution of the Company, the Managing Member (unless the Managing Member shall have suffered a Disabling Event in which event the Non-Managing Member) (herein referred to as the "Liquidator") shall proceed to wind up the affairs of the Company, liquidate the property and assets of the Company, and terminate the Company, and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

(1) to the expenses of liquidation: and then

(2) to the payment of the debts and liabilities of the Company owing to Persons other than Members and their Affiliates; and then

(3) to the establishment of any reserves that the Liquidator deems necessary or appropriate to provide for any contingent or unforeseen liabilities or obligations of the Company (other than those owing to Members) or of the Members arising out of or in connection with the Company (which reserves may be held by a liquidating trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities of the Company); provided, however, that after the expiration of a one year period, any excess reserves remaining shall be distributed in the manner hereinafter provided in this Section 8.1(a); and then

(4) to the satisfaction of any obligations of the Company to Members and/or their Affiliates not otherwise provided for in this Section 8.1(a); and then

(5) to TRG LLC in an amount equal to any accrued but unpaid Return on the TRG Excess Contributions; and then

(6)  to TRG LLC in an amount equal to the TRG Excess Contributions to the extent that the TRG Excess Contributions have not been previously distributed to TRG LLC; and then

(7) to the Members in proportion to and to the extent of their positive Capital Account balances. For this purpose, the determination of the Members’ Capital Account balances shall be made after adjustment to reflect the allocation of all Profits, Losses, and items in the nature of income, gain, expense, or loss under Section 4.1, Section 4.2, and Section 4.3 hereof and distributions pursuant to Section 4.5 hereof and clauses (5) and (6) of this

Section 8.1(a) through the Fiscal Year of liquidation of the Company. Subject to the provisions of clause (3) of this Section 8.1(a), all distributions pursuant to this Section 8.1 shall be made by the end of the fiscal year of liquidation (or, if later, within ninety (90) Days after the date of such liquidation).

(b) Subject to the requirements of Regulations Section 1.704-1(b)(2)(ii)(b)(2) a reasonable time shall be allowed for the orderly liquidation of the property and assets of the Company and the payment of the debts and liabilities of the Company in order to minimize the losses normally attendant upon a liquidation.

(c)  Each Member hereby appoints the Liquidator as its true and lawful attorney-in-fact to hold, collect, and disburse, in accordance with this Agreement, the applicable requirements of Regulations Section 1.704-1(b), and the terms of any receivables existing at the time of the termination of the Company and the proceeds of the collection of such receivables, including those arising from the sale of Company property and assets. Notwithstanding anything to the contrary in this Agreement, the foregoing power of attorney shall terminate upon the distribution of the proceeds of all such receivables in accordance with the provisions of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Section 8.1, but subject to Section 5.1(c) hereof, if the Liquidator shall determine not to liquidate the property and assets of the Company because the property and assets are not assignable to other than the Members or because a complete liquidation of all of the property and assets of the Company would involve substantial losses or be impractical under the circumstances or for any other reason or for no given reason, the Liquidator shall liquidate that portion of the assets of the Company sufficient to pay the expenses of liquidation and the debts and liabilities of the Company (excluding the debts and liabilities of the Company to the extent that they are adequately secured by mortgages on, or security interests in, assets of the Company or to the extent adequate provision is made for such debts and liabilities), and the remaining assets shall be distributed to the Members as tenants-in-common or partitioned in accordance with applicable statutes or apportioned in accordance with the provisions of Section 8.1(a) hereof, or distributed in such other reasonable manner, not inconsistent with the economic effect of Section 8.1(a) hereof and applicable requirements of Regulations Section 1.704-1 and within the time period therein set forth, as shall be reasonably determined by the Liquidator. The distribution of such remaining assets to the Members shall be made subject to any mortgages or security interests encumbering such assets.

8.2 Cancellation of Certificates. After the affairs of the Company have been wound up, the property and assets of the Company have been liquidated, and the proceeds thereof have been applied and distributed as provided in Section 8.1(a) hereof (and/or, if applicable, there has been a distribution of property and assets, as provided in Section 8.1(d) hereof), and the Company has been terminated, the Members shall execute, deliver, and file a certificate of cancellation of the Certificate of Formation.

ARTICLE IX
MISCELLANEOUS

9.1 Exculpation. Except in the case of fraud, willful misconduct, gross negligence, or a material breach of this Agreement, the doing of any act or the failure to do any act by a Member, the effect of which may cause or result in loss or damage to the Company, if done in good faith to promote the interests of the Company and if not done in material violation of the provisions of this Agreement, shall not subject such Member to any personal liability.

9.2 Notices.

(a)  Any and all notices, consents, offers, elections, and other communications (hereinafter referred to collectively as the "Communications" and individually as a "Communication") required or permitted under this Agreement shall be deemed adequately given only if in writing.

(b)  All Communications to be sent hereunder shall be given or served only if addressed to a Member at its address set forth in the records of the Company, and if delivered by hand (with delivery receipt required) or delivered by certified mail, return receipt requested, or Federal Express or similar expedited overnight commercial carrier. All such notices, demands, and requests shall be deemed to have been properly given or served, if delivered by hand, or mailed, on the date of receipt or of refusal to accept shown on the delivery receipt or return receipt, and, if delivered by Federal Express or similar expedited overnight commercial carrier, on the date that is one Day after the date upon which the same shall have been delivered to Federal Express or similar expedited overnight commercial carrier, addressed to the recipient, with all shipping charges prepaid, provided that the same is actually received (or refused) by the recipient in the ordinary course. The time to respond to any Communication given pursuant to this Agreement shall run from the date of receipt or confirmed delivery.

(c)  All Communications shall be addressed:

If to TRG LLC, to:

The Taubman Company
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
Attn: Chris B. Heaphy, Esq.

If to Taubman, to:

The Taubman Asset Group
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
Attn: Robert S. Taubman and William S. Taubman

(d)  By giving to the other parties written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change the Person(s) to receive notice and their respective addresses effective upon receipt by the other parties of such notice, and each shall have the right to specify as its address any other address within the United States of America.

9.3  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws (other than the law governing choice of law) of the State of California. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Limited Liability Company Law, the provision of this Agreement shall control and take precedence.

9.4  Word Meanings; Gender. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

9.5  Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

9.6  Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the Company.

9.7  Waiver. No consent or waiver, express or implied, by a Member to or of any breach or default by another Member in the performance by such other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation of such Member hereunder. A consent or waiver by a Member to any breach or default by the other Member under this Agreement shall be effective only if in writing and signed by the Member against whom enforcement of the consent or waiver is sought. Failure on the part of a Member to object to any act or failure to act of another Member or to declare another Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

9.8  Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability, or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable, and legal.

9.9  Binding Agreement. Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective successors and assigns. Whenever, in this Agreement, a reference to any party or Member is made, such reference shall be deemed to include a reference to the permitted successors and assigns of such party or Member.

9.10  Equitable Remedies. Except as otherwise provided in this Agreement, the rights and remedies of the Members hereunder shall not be mutually exclusive, i.e., the exercise of a right or remedy under any given provision hereof shall not preclude or impair exercise of any other right or remedy hereunder. Each of the Members confirms that damages at law may not always be an adequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof.

9.11  Partition. No Member nor any successor-in-interest to a Member shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns, hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their successors-in-

interest to Transfer any interest in the Company shall be subject to the limitations and restrictions set forth in this Agreement.

9.12 Amendment. Except as provided in Section 3.1(d) hereof, a proposed amendment to this Agreement may be adopted and effective as an amendment hereto only upon the written agreement of all of the Members.

9.13  No Third Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Members, inter se; and no other Person, firm, or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title, or interest by way of subrogation or otherwise, in and to the rights, powers, titles, and provisions of this Agreement.

9.14  Liability of Members. Except as otherwise provided in this Agreement, any liability or debt of the Company shall first be satisfied out of the assets of the Company, including the proceeds of any liability insurance which the Company may recover, and thereafter, in accordance with the applicable provisions of the Limited Liability Company Law.

9.15  Additional Acts and Instruments. Each Member hereby agrees to do such’ further acts and things and to execute any and all instruments necessary or desirable and as reasonably required in the future to carry out the full intent and purpose of this Agreement.

9.16  Organization Expenses. The Members authorize the Company to elect, pursuant to Section 709(b) of the Code, to deduct in the taxable year the Company began business amounts paid or incurred to organize the Company to the extent, if any, permitted by Section 709(b) of the Code and to amortize the balance of the organizational expenses over a period of one hundred eighty (180) months beginning in the taxable year the Company began business.

9.17  Agreement in Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which as so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart; provided, however, that no provision of this Agreement shall become effective and binding unless and until all parties hereto have duly executed this Agreement, at which time this Agreement shall then become effective and binding as of the date first-above written. Any executed counterpart of this Agreement that is delivered by facsimile transmission or other electronic transmission shall be deemed to have been fully and properly executed and delivered for all purposes of this Agreement.

9.18  Attorneys-in-Fact. Any Member may execute a document or instrument or take any action required or permitted to be executed or taken under the terms of this Agreement by and through an attorney-in-fact duly appointed for such purpose (or for purposes including such purpose) under the terms of a written power of attorney (including any power of attorney granted herein).

9.19  Consents, Approval, Etc. Whenever the consent or approval of a Member is required under any provision of this Agreement or a matter is subject to the satisfaction of a Member, then, except as otherwise specifically provided in this Agreement, such Member shall not unreasonably withhold or delay such consent or approval and shall not be unreasonable or delay in deciding whether such matter is satisfactory.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

TRG SUNVALLEY LLC, a Delaware limited liability company

By:	The Taubman Realty Group Limited Partnership, a Delaware limited partnership

By: /s/ Chris B. Heaphy     _____
Chris B. Heaphy, Authorized Signatory

AND:

TILC-SV, LLC, a Michigan limited liability company

By:	The Robert S. Taubman Revocable Trust dated August 9, 1982, as amended, a manager

By:/s/ Robert S. Taubman
Robert S. Taubman, Trustee

EXHIBIT A

Legal Description

The land referred to is situated in the County of Contra Costa, City of Concord, State of California, and is described as follows:

PARCEL ONE:

All that portion of the Rancho Monte Del Diablo designated “Parcel One” in that certain Decree Quieting Title, entered in Contra Costa County Superior Court, Case No. 69596, a certified copy of which was recorded November 29, 1957 in Book 3082 of Official Records, Page 495, being the portion thereof designated “Parcel Three” in the Deed from Johnne Burnett to Hope Bartnett Belloc recorded November 15, 1961 in Book 3995 of Official Records, Page 262, which portion is more particularly described as follows:

BEGINNING at the most Southerly corner of said “Parcel One” (3082-OR-495); thence, along the exterior boundary thereof North 07° 14’ 34” West 2860.93 feet (to the South line of the parcel of land firstly described in the Deed from Antonio A. Lucos, et ux, to Eugenia Gianelli, et al, recorded February 5, 1925 in Book 482 of Deeds, at Page 372); thence (along the South line of Gianelli) North 79° 59’ 40” East 722.04 feet (to the Eastern line of the land described secondly in 482-Dds-372); thence North 09° 55’ 06” West 318.24 feet to the intersection thereof with the Southwesterly line of the land designated “Parcel One” in the Deed to the State of California recorded March 29, 1962 in Book 4086 of Official Records, at Page 235; thence, along the Southwesterly line of said State land: South 32° 17’ 20” East 1240.77 feet; South 26° 54’ 09” East 1001.11 feet; Southwesterly along the arc of a curve to the Right, with a radius of 125.00 feet, tangent to the last mentioned course, 159.09 feet; South 42° 48’ 36” West, tangent to the last mentioned curve, 205.65 feet; and South 38° 44’ 22” East 30.05 feet to the Southeasterly line of “Parcel One” of said Decree Quieting Title (3082-OR-495); thence South 51° 16’ 07” West, along said Southeasterly line, to the Point of Beginning.

EXCEPT the portion of the aforesaid land described in Deed to City of Concord, a California general law city, recorded February 27, 1963 in Book 4311 of Official Records, at Page 647, to wit: BEGINNING on the East line of the State Highway leading from Pacheco to Walnut Creek, at the Southern corner of the tract of land described as “Parcel One” in the Decree of Distribution (in the Matter of the Estate of Peter Bartnett), a certified copy of which was recorded April 7, 1959 in Book 3350 of Official Records, at Page 100; thence North 07° 18’ 20” West, along said East line, 700.00 feet; thence North 82° 41’ 40” East 20.00 feet; thence South 08° 22’ 00” East 270.05 feet to a point, hereinafter referred to as Station “A”; thence South 12° 00’ 00” East 292.71 feet to a point on the arc of a tangent curve to the Left, having a radius of 30.00 feet; thence Southerly and Easterly on said curve, through an angle of 113°00’ 00”, an arc distance of 59.17 feet; thence North 55° 00’ 00” East 292.47 feet to a line drawn parallel with and 30.00 feet Northwesterly, measured at right angles, from the Southeast line of said Decree’s “Parcel One” (3350-OR-100); thence North 51° 16’ 07” East, along said parallel line, 1197.84 feet; thence South 38° 43’ 06” East 30.00 feet to said Southeast line (“Parcel One” 3350-OR-100); thence South 51° 16’ 07” West, along said Southeast line, 1628.39 feet to the Point of Beginning.

AND EXCEPT the interest of the City of Pleasant Hill, a California municipal corporation, by Deed recorded January 1, 1966 in Book 5062 of Official Records, at Page 8, as to that portion of the foregoing land described as follows: BEGINNING at the Northwestern corner of the parcel of land described as Parcel Two-C in the Lis Pendens recorded July 29, 1960 in Book 3671 of Official Records, at Page 76 (being the same parcel of land described in Deed to the City of Concord recorded in Book 4311 of Official Records, at Page 647); thence North 07° 14’ 34” West 2160.88 feet to the Southerly line of the 22.16 acre parcel of land described in Deed to Eugenia Gianelli, et al, recorded February 5, 1925 in Book 482 of Deeds, at Page 372; thence North 80° 00’ 11” East 16.89 feet; thence South 07° 18’ 19” East 2161.65 feet; thence South 82° 41’ 40” West 20.00 feet to the Point of Beginning.

ALSO EXCEPT the portion of the aforesaid land designated “Parcel One” in the Deed to the State of California recorded August 21, 1978 in Book 8975 of Official Records, at Page 108, being more particularly described as follows: COMMENCING at the Southeasterly terminus of that certain course described as “N. 26° 54’ 09” W., 1001.11 feet” in “Parcel 1” of the Deed to the State of California recorded March 29, 1962 in Book 4086 of Official Records, at Page 235; thence, along the general Southwesterly line of said “Parcel 1”, from a tangent that bears South 26° 54’ 09” East, along a curve to the Right, with a radius of 125.00 feet, through an angle of 69° 42’ 45”, an arc length of 152.00 feet and South 42° 48’ 36” West 176.22 feet; thence North 25° 53’ 01” West 44.94 feet; thence North 37° 19’ 32” West 136.13 feet; thence along a tangent curve to the Right, with a radius of 250.00 feet, through an angle of 59° 40’ 50”, an arc length of 260.41 feet to a point of reverse curvature; thence, along a tangent curve to the Left, with a radius of 550.00 feet, through an angle of 43° 18’ 04”, an arc length of 415.66 feet to said general Southwesterly line of “Parcel 1” (4086-OR-235); thence, along last said line, South 26° 54’ 09” East 594.74 feet to the Point of Commencement.

AND ALSO EXCEPT the interest dedicated to the City of Concord by that certain Offer recorded September 28, 1978 in Book 9030 of Official Records, at Page 665, and accepted by Resolution recorded November 19, 1979 in Book 9085 of Official Records, at Page 354, the affected land being more particularly described as follows: BEGINNING at the most Westerly corner of the land described as “Parcel 1” in the Deed from Burnett, et al, to the State of California recorded March 29, 1962 in Book 4086 of Official Records, at Page 235, being the “True Point of Commencement” described in said Deed and lying on the Northwesterly line of Willow Pass Road, 110.00 feet in width; thence, along the Northwesterly line of Willow Pass Road, South 51° 15’ 38” West 314.00 feet; thence leaving said line, at right angles, North 38° 44’ 22” West 29.00 feet; thence North 51° 15’ 38” East 12.00 feet; thence South 83° 44’ 10” East 31.12 feet to a point 7.00 feet (measured at right angles) from said Northwesterly line of Willow Pass Road; thence, parallel to said line, North 51° 15’ 38” East 327.12 feet to a point on the Northwesterly line the aforementioned State Parcel (4086-OR-235); thence, along said line, South 42° 48’ 36” West 47.63 feet to the Point of Beginning.
AND FURTHER EXCEPT all of the aforesaid land encompassed with the boundaries of the land shown and designated Parcels “A” and “B” on Parcel Map MSC 36-80 filed January 27, 1981 in Book 92 of Parcel Maps, at Page 7, in the Office of the Contra Costa County Recorder.

APN(s): 153-230-023, 024 and 025

PARCEL TWO:

Parcel “A” as shown on Parcel Map MSC 36-80, filed January 27, 1981 in Book 92 of Parcel Maps, at Page 7, in the Office of the Contra Costa County Recorder.

APN(s): 153-230-007 and 022

PARCEL THREE:

Parcel “B” as shown on the Parcel Map MSC 36-80, filed January 27, 1981 in Book 92 of Parcel Maps, at Page 7, in the Office of the Contra Costa County Recorder.
EXCEPT all that real property interest contained or created in those certain Quitclaim Deeds to Carter Hawley Hale Stores, Inc., a California corporation, recorded January 29, 1982 in Book 10660 of Official Records, at Pages 114 and 118, under respective Recorder’s Serial Numbers 82-10034 and 82-10035, being more particularly described as:

All buildings, structures and other improvements, together with all fixtures located and to be located in or on Parcel “B” as shown on the Map of MSC 36-80, filed January 27, 1981 in Book 92 of Parcel Maps, at Page 7, in the Office of the Contra Costa County Recorder, which buildings, structures, improvements and fixtures are and shall remain real property.

APN: 153-230-021

Exhibit B
Members of Taubman

Name of Member	Membership Interest
The Robert S. Taubman Revocable Trust dated August 9, 1982, as amended	16.66666666%
The William S. Taubman Revocable Trust dated June 10, 1993	16.66666666%
The Gayle Taubman Kalisman Revocable Trust dated March 22, 1981, as amended.	1.0%
The Alexander Taubman Irrevocable Trust, under the Robert S. Taubman Irrevocable Trust Agreement dated May 2, 2006	4.16666666%
The Ghislaine Taubman Irrevocable Trust, under the Robert S. Taubman Irrevocable Trust Agreement dated May 2, 2006	4.16666666%
The Theodore Taubman Irrevocable Trust, under the Robert S. Taubman Irrevocable Trust Agreement dated May 2, 2006	4.16666666%
The Sebastian Taubman Irrevocable Trust, under the Robert S. Taubman Irrevocable Trust Agreement dated May 2, 2006	4.16666666%
The Abigail Taubman Irrevocable Trust, under the William S. Taubman Irrevocable Trust Agreement dated December 14, 2006	8.33333333%
The Oliver Taubman Irrevocable Trust, under the William S. Taubman Irrevocable Trust Agreement dated December 14, 2006	8.33333333%
The PTK 2000 Trust, under Trust Agreement dated May 26, 2004	16.16666666%
The JTK Trust, under Trust Agreement dated May 26, 2004	16.16666666%